QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
SIMON WORLDWIDE, INC.
at
$0.27 Net Per Share
by
OVERSEAS TOYS, L.P.

The Offer and Withdrawal Rights Will Expire at 5:00 p.m., New York City Time, on December 2, 2010, Unless the Offer Is Extended.

        Overseas Toys, L.P., a Delaware limited partnership ("Overseas Toys"), is offering to purchase, at a price of $0.27 net to the seller per share in cash without interest, all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Simon Worldwide, Inc., a Delaware corporation ("Simon"), not otherwise owned by Overseas Toys on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal.

        There is no financing condition to this tender offer. We are not requiring a minimum number of Shares to be tendered as a condition of this tender offer. We have no current intention to complete a short-form merger immediately following the consummation of this tender offer, regardless of the number of Shares that are tendered for purchase in this tender offer. We may terminate this tender offer if, among other things, (a) in our judgment this tender offer is likely to not be consummated pursuant to its terms on or before December 31, 2010 due to any governmental action or applicable law, or due to any threatened or pending legal proceeding or investigation or (b) pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Securities and Exchange Commission, we are required to, or determine it is advisable to, extend the tender offer to a date that is after December 31, 2010. This tender offer is also subject to certain other conditions described in "The Tender Offer—Section 12—Conditions to the Offer." Overseas Toys currently owns approximately 75.0% of the outstanding Shares and may be deemed an affiliate of Simon.

        A summary of the principal terms of the tender offer appears on page 1 of this Offer to Purchase.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the tender offer.

The Information Agent and Depositary for the tender offer is:

November 1, 2010

 IMPORTANT

        If you desire to tender all or any portion of your Shares, you should either (i) complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 5 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to BNY Mellon Shareowner Services, the Depositary for the tender offer (the "Depositary"), and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares" or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        If you desire to tender Shares and the certificates evidencing your Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the tender offer, you may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer—Section 3—Procedures for Tendering Shares."

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to BNY Mellon Shareowner Services, the Information Agent for the tender offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the tender offer.

i

ii

 SUMMARY TERM SHEET

        Overseas Toys is offering to purchase all the outstanding shares of common stock, par value $0.01 per share, of Simon not otherwise owned by Overseas Toys for $0.27 net to the seller per Share in cash without interest. The following are some of the questions that you, as a stockholder of Simon, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. When used in this Offer to Purchase, the terms "we," "our," and "us" refer to Overseas Toys, unless the context requires otherwise.

Who is offering to buy my securities?

        Our name is Overseas Toys, L.P. We are a Delaware limited partnership. We are offering to purchase all the outstanding shares of common stock of Simon not otherwise owned by us. Simon has one class of common stock, and no other outstanding voting securities. As of the date hereof, we own 37,940,756 shares, or 75.0%, of Simon's 50,611,879 shares of outstanding common stock. See "The Tender Offer—Section 7—Certain Information Concerning Simon" and "The Tender Offer—Section 8—Certain Information Concerning the Overseas Toys Parties."

What are the classes and amounts of securities sought in the tender offer?

        We are seeking to purchase all of Simon's outstanding common stock not otherwise owned by Overseas Toys. See "Introduction."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $0.27 per Share, net to you in cash without interest. If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Tender Offer—Section 3—Procedures for Tendering Shares."

What are the most important conditions to the tender offer?

        Our obligation to purchase Shares at the expiration of the tender offer is subject to satisfaction of, or if permitted, waiver of, several conditions. We may terminate this tender offer if, among other things, (a) in our judgment this tender offer is likely to not be consummated pursuant to its terms on or before December 31, 2010 due to any governmental action or applicable law, or due to any threatened or pending legal proceeding or investigation or (b) pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Securities and Exchange Commission we are required to, or determine it is advisable to, extend the tender offer to a date that is after December 31, 2010. The tender offer is subject to several other conditions. See "The Tender Offer—Section 12—Conditions to the Offer."

        In the event that all of the conditions to the tender offer have not been satisfied or waived at the then scheduled expiration date of the tender offer, Overseas Toys may extend the expiration date of the tender offer in such increments as Overseas Toys may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) Overseas Toys' determination that such conditions are not reasonably capable of being satisfied.

Will the tender offer be followed by a merger if all the Shares are not tendered in the tender offer?

        No, we do not currently intend to complete a short-form merger if all the common stock of Simon not owned by us is not tendered in the tender offer. See "Special Factors—Plans for Simon after the Offer; Certain Effects of the Offer."

Following the tender offer, will Simon continue as a publicly reporting company?

        We currently intend for Simon to continue as a publicly reporting company after the tender offer. See "The Tender Offer—Section 10—Possible Effects of the Offer on the Market for the Shares."

If I do not tender my Shares, will I still be a Simon stockholder?

        As we have no current intention to complete a short-form merger, stockholders who do not tender their Shares to us in the tender offer will continue as stockholders in Simon immediately following the consummation of the tender offer. This does not limit our ability to change our intention in the future. See "Special Factors—Plans for Simon after the Offer; Certain Effects of the Offer."

How long do I have to decide whether to tender in the tender offer?

        You will have until 5:00 p.m., New York City time, on December 2, 2010, or such later date to which we may extend the expiration date, to decide whether to tender your Shares in the tender offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer—Section 3—Procedures for Tendering Shares."

Can the tender offer be extended and how will I be notified if the tender offer is extended?

        We may, in our sole discretion, extend the tender offer at any time or from time to time for any reason. If we decide to extend the tender offer, we will inform BNY Mellon Shareowner Services, the Depositary for the tender offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the date the tender offer was scheduled to expire. See "The Tender Offer—Section 1—Terms of the Offer; Expiration Date."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal and any required signature guarantees, to BNY Mellon Shareowner Services, the Depositary for the tender offer, not later than the time the tender offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company ("DTC"). If you are not able to deliver any required items to the Depositary by the expiration of the tender offer, you may be able to have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. However, the Depositary must receive the missing items within that three-trading-day period after the expiration of the tender offer or you will not be able to tender your Shares in the tender offer. See "The Tender Offer—Section 3—Procedures For Tendering Shares."

Until what time can I withdraw previously tendered Shares?

        You can withdraw previously tendered Shares at any time until the tender offer has expired and, if we have not agreed to accept your Shares for payment on or before December 31, 2010, you can withdraw them at any time after December 31, 2010. Once we accept your tendered Shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. The tender offer does not provide for a subsequent offering period. See "The Tender Offer—Section 1—Terms of the Offer; Expiration Date."

How do I withdraw tendered Shares?

        To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to BNY Mellon Shareowner Services, the Depositary for the tender offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "The Tender Offer—Section 4—Withdrawal Rights."

Do you have the financial resources to make payment?

        Yes. We will need approximately $3.8 million to purchase all Shares not otherwise owned by us in the tender offer and to pay related fees and expenses. We anticipate that we will obtain all funds required to complete such purchase from the personal funds of one of our affiliates. See "The Tender Offer—Section 9—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the tender offer?

        We do not think our or any of our controlling persons' financial condition is relevant to your decision whether to tender your Shares in the tender offer because:

  •
  our obligations in the tender offer are not subject to any condition relating to financing or the disbursement of financing;

  •
  the tender offer is being made for all Shares not otherwise owned by us; and

  •
  our affiliates have adequate financial resources to make all payments promptly under the tender offer.

        See "Introduction," "The Tender Offer—Section 9—Source and Amount of Funds" and "The Tender Offer—Section 12—Conditions to the Offer."

Have you held discussions with Simon in the last two years regarding any transaction?

        Yes. Over the past two years we have discussed with Simon possible targets for acquisitions or other strategic transactions. None of these potential transactions were considered beyond the due diligence phase and they did not result in any negotiations or transactions. Beginning in September 2010, we commenced discussions with Simon regarding the possibility of making a potential tender offer for the Shares of Simon not held by us, in order to satisfy the requirements of Simon's restated certificate of incorporation governing our making of such an offer that would enable Simon to avoid mandatory liquidation after December 31, 2010. See "Special Factors—Background."

What does Simon's board of directors think of the tender offer?

        We have commenced the tender offer without obtaining the prior approval or recommendation of Simon's board of directors or any special committee of Simon's board of directors. As we commenced the tender offer promptly after we notified Simon's board of directors of our intention to commence the tender offer, Simon's board of directors has not had an opportunity to consider and evaluate our tender offer. Although Simon's board of directors and independent directors did review and approve the $0.27 per Share price reflected in our offer solely for purposes of determining Simon's liquidation value pursuant to certain requirements set forth in Simon's restated certificate of incorporation, Simon publicly announced in filings with the Securities and Exchange Commission that neither its board of directors nor its independent directors have approved or disapproved or made any recommendation (either for or against) to Simon's stockholders with respect to accepting the offer we notified Simon that we anticipated making at such price. Simon's board of directors has formed a special committee consisting of independent directors to consider the merits of our tender offer and we anticipate that the special committee will advise stockholders of Simon's position, if any, with respect to the tender offer within 10 business days of the commencement of the tender offer. However, the consummation of the tender offer does not require the approval or recommendation of Simon's board of directors or a special committee. See "Introduction" and "Special Factors—Background."

Do you have interests in the offer that may be different from my interests as a stockholder of Simon?

        Yes. Our interests in the tender offer present actual or potential conflicts of interest such that our interests may be different from those of stockholders being asked to sell their Shares. In particular, stockholders should be aware that the financial interests of Overseas Toys and our controlling persons with regard to the price to be paid in the tender offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares. Also, if you sell Shares in the tender offer, you will cease to have any interest in Simon and will not have the opportunity to participate in the future earnings or growth, if any, of Simon. On the other hand, we will benefit from any future increase in the value of Simon, as well as bear the burden of any future decrease in the value of Simon. In addition, four of the six members of Simon's board of directors are current or former directors or executive officers of, or advisors to, our affiliates. See "Special Factors—Interests of Certain Persons in the Offer."

What is your position as to the fairness of the transaction?

        We believe that the transaction is fair to Simon's stockholders (other than to us and our affiliates), based upon the factors set forth under "Special Factors—Position of the Overseas Toys Parties Regarding the Fairness of the Offer." Our belief as to the fairness of the transaction to unaffiliated stockholders of Simon should not be construed as a recommendation to you as to whether you should tender in the Offer. Neither we nor any of our affiliates, officers or representatives have made or hereby make any recommendation as to whether you should tender your Shares in this offer.

What are the U.S. federal income tax consequences of participating in the tender offer?

        If you are a U.S. Holder (as defined in "The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations"), your sale of Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. See "The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations."

        If you are a Non-U.S. Holder (as defined in "The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations"), any gain realized upon your sale of Shares pursuant to the tender offer generally will not be subject to U.S. federal income tax. See "The Tender Offer—Section 5—Certain United States Federal Income Tax Consequences."

        Holders of Shares should consult their tax advisors about the tax consequences of participating in the offer in light of their particular circumstances.

Will I have the right to have my Shares appraised?

        No, you will not be entitled to exercise any appraisal rights regardless of whether you tender your Shares in the tender offer. See "Special Factors—Appraisal Rights; Rule 13e-3."

If I decide not to tender, how will the tender offer affect my Shares?

        The purchase of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the tender offer. See "The Tender Offer—Section 10—Possible Effects of the Offer on the Market for the Shares."

Conduct of Simon's Business if the Offer Is Not Consummated

        If the Offer is not consummated we expect that Simon will continue to evaluate potential business combinations and, if a letter of intent, an agreement in principle or a definitive agreement to complete a business combination is not executed by December 31, 2010, we expect Simon to proceed with liquidation as required by Simon's restated certificate of incorporation. "Special Factors—Conduct of Simon's Business if the Offer Is Not Consummated."

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the tender offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the tender offer. See "The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares."

        We will pay for your Shares by depositing the purchase price with BNY Mellon Shareowner Services, the Depositary for the tender offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See "The Tender Offer—Section 2—Acceptance for Payment and Payment for Shares."

How will my employee stock options be treated in the tender offer?

        You are free to exercise any vested stock options you hold in accordance with their terms and then tender the Shares you acquired through the option exercise under this tender offer. You should be aware that the exercise price of some outstanding options is greater than the tender offer price. If you continue to hold options after the expiration of this tender offer, your options will continue in accordance with their terms until their expiration. See "Special Factors—Interests of Certain Persons in the Offer."

What is the market value of my Shares as of a recent date?

        On October 13, 2010, the last full trading day prior to the public announcement that we intended to commence an offer with the goal of satisfying the requirements of Simon's restated certificate of incorporation, there were no reported transactions in the Shares on the over-the-counter market on the Pink Sheets and the closing price was $0.24 per Share. On October 29, 2010, the last full trading day prior to the public announcement and commencement of the Offer, there were no reported transactions in the Shares on the over-the-counter market on the Pink Sheets and the closing price was $0.24 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See "The Tender Offer—Section 6—Price Range of Shares; Dividends."

Who can I call if I have questions about the tender offer?

        You can call BNY Mellon Shareowner Services at 1-800-777-3674. BNY Mellon Shareowner Services is acting as the Information Agent and Depositary for our tender offer. The address and telephone number of the Information Agent and Depositary are set forth on the back cover of this Offer to Purchase.

 INTRODUCTION

        Overseas Toys, L.P., a Delaware limited partnership ("Overseas Toys"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Simon Worldwide, Inc. ("Simon") not otherwise owned by Overseas Toys for $0.27 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"). The purpose of the Offer is to satisfy the requirements of the Restated Certificate of Incorporation of Simon (the "Amended Charter") for a Qualified Offer (as defined below) in order to prevent the mandatory liquidation of Simon pursuant to the terms of the Amended Charter.

        The sole general partner of Overseas Toys is Multi-Accounts, LLC, a California limited liability company ("Multi-Accounts"). The managing member of Multi-Accounts is OA3, LLC, a California limited liability company ("OA3"). The managing member of OA3 is Ronald W. Burkle, an individual ("Burkle" and, together with Overseas Toys, Multi-Accounts and OA3, the "Overseas Toys Parties").

        Stockholders who have Shares registered in their own names and tender directly to BNY Mellon Shareowner Services, the Depositary for the Offer, will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. We will pay all charges and expenses of BNY Mellon Shareowner Services, as the Information Agent and Depositary, incurred in connection with the Offer. See "The Tender Offer—Section 11—Fees and Expenses."

        We may terminate this Offer if, among other things, (a) in our judgment this tender offer is likely to not be consummated pursuant to its terms on or before December 31, 2010 due to any governmental action or applicable law, or due to any threatened or pending legal proceeding or investigation or (b) pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Securities and Exchange Commission (the "Commission") we are required to, or determine it is advisable to, extend the Offer to a date that is after December 31, 2010. This Offer is subject to certain other conditions described in "The Tender Offer—Section 12—Conditions to the Offer." Each of the other conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by us in our sole discretion and we reserve the right to terminate this Offer at any time. There is no financing condition to this Offer.

        Each of the Overseas Toys Parties determined that the Offer is fair to Simon's stockholders (other than the Overseas Toys Parties) and approved the Offer.

        We have commenced the Offer without obtaining the prior approval or recommendation of Simon's board of directors or any special committee of Simon's board of directors. As we commenced the Offer promptly after the Overseas Toys Parties notified Simon's board of directors of our intention to commence the Offer, Simon's board of directors has not had an opportunity to consider and evaluate our tender offer. Although Simon's board of directors and independent directors did review and approve the $0.27 per Share price reflected in the Offer solely for purposes of determining Simon's liquidation value pursuant to certain requirements set forth in the Amended Charter and the Recapitalization Agreement (as defined below), Simon publicly announced in filings with the Securities and Exchange Commission that neither its board of directors nor its independent directors have approved or disapproved or made any recommendation (either for or against) to Simon's stockholders with respect to accepting the Offer. Simon's board of directors has formed a special committee consisting of independent directors to consider the merits of the Offer and we anticipate that the special committee will advise stockholders of Simon's position, if any, with respect to the Offer within 10 business days of the commencement of the Offer. However, the consummation of the Offer does not require the approval or recommendation of Simon's board of directors or a special committee. See "Special Factors—Background."

        Simon has one class of common stock and no other outstanding voting securities. As of the date hereof, we own 37,940,756 shares, or 75.0%, of Simon's outstanding common stock and we and the other Overseas Toys Parties may be deemed affiliates of Simon. As of August 13, 2010, there were approximately 50,611,879 shares of Shares outstanding. Of the Shares that are outstanding as of August 13, 2010, we understand that Simon's executive officers and directors own approximately 1,173,023 Shares, including exercisable options. According to Simon's quarterly report on Form 10-Q for the quarter ended June 30, 2010, there were outstanding stock options to purchase 60,000 Shares at a weighted-average exercise price of $0.26 per Share. Of these stock options, 5,000 have an exercise price greater than $0.27 per Share, and we believe that the holder of such options is unlikely to exercise such stock options with respect to the Offer.

        Based on the foregoing, we estimate that, as of August 13, 2010, there were approximately 12,671,123 Shares outstanding, excluding Shares owned by the Overseas Toys Parties or, as applicable, their respective controlling persons or the directors and executive officers of the Overseas Toys Parties, and options exercisable for 60,000 Shares.

        This Offer is intended to satisfy the requirements of the Amended Charter and the Recapitalization Agreement for a Qualified Offer (as defined below). The Overseas Toys Parties do not intend to complete a short-form merger if all the Shares are not tendered in the tender offer. If the tender offer is not consummated, we expect that Simon will continue to evaluate potential Business Combinations (as defined below) or proceed with liquidation, in each case, pursuant to the terms of the Amended Charter. "Special Factors—Conduct of Simon's Business if the Offer Is Not Consummated."

        This Offer to Purchase includes forward-looking statements. These forward-looking statements may be identified by their use of forward-looking terminology such as the words "expects", "plans", "projects", "believes", "anticipates", "intends" or other similar words. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and Simon, our and Simon's respective outlooks for the future and information about Simon's strategic plans and objectives, other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

        Except as otherwise set forth herein, the information concerning Simon contained in this Offer to Purchase, including, without limitation, financial information, has been obtained from Simon or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither we nor any of the other Overseas Toys Parties assumes any responsibility for the accuracy or completeness of the information concerning Simon contained in such documents and records or for any failure by Simon to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Overseas Toys Parties.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Simon's stockholders.

        Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

 SPECIAL FACTORS

Background

  Overseas Toys' Preferred Stock Investment in Simon

        On November 10, 1999, the Overseas Toys Parties purchased (i) 25,000 shares of Series A Senior Cumulative Participating Convertible Preferred Stock, $0.01 par value per share, of Simon (the "Preferred Stock"), and (ii) a warrant to purchase an additional 15,000 shares of Preferred Stock, which warrant subsequently expired unexercised. The Overseas Toys Parties acquired the Preferred Stock and the warrant for investment purposes for Twenty Five Million Dollars ($25,000,000).

        According to Simon's public filings, prior to August 2001, Simon had been operating as a multi-national full-service promotional marketing company, specializing in the design and development of high-impact promotional products and sales promotions. Simon's major client had been McDonald's Corporation ("McDonald's"), which accounted for 78% of Simon's total net sales in 2001. On August 21, 2001, McDonald's notified Simon that it was terminating its approximately 25-year relationship with Simon as a result of the arrest of a former employee of Simon who subsequently pled guilty to embezzling winning game pieces from McDonald's promotional games administered by Simon. Further, on August 23, 2001, Simon was notified that its second largest customer, Philip Morris, was also ending its approximately nine-year relationship with Simon. On August 24, 2001, two of Overseas Toys' three designees to Simon's board of directors (the "Board") resigned their positions on the Board due to the potential conflict of interest resulting from their service on the board of directors of another corporation that was also a major McDonald's supplier. After August 2001, Simon concentrated its efforts on reducing its costs and settling numerous claims, contractual obligations and pending litigation. By April 2002, Simon had effectively eliminated a majority of its ongoing promotions business operations and was in the process of disposing of its assets and settling its liabilities related to the promotions business and defending and pursuing litigation with respect thereto. On May 3, 2002, Simon's registered shares of common stock were delisted by Nasdaq due to the fact that such shares were trading at a price below the minimum Nasdaq requirement.

        Consistent with its historical practice of reviewing its investment in Simon from time to time, on April 15, 2005, Overseas Toys indicated by letter to Simon its intent to exercise its right to designate three directors to the Board, and these designees were subsequently elected to the Board by the stockholders in April 2006. In the related Schedule 13D amendment filed with the Commission on April 18, 2005, the Overseas Toys Parties announced their intent to resume participation in the management of Simon through representation on the Board and, among other things, to discuss with Simon's management, directors, stockholders and others potential strategic transactions and opportunities for Simon and its business. However, no such transaction was consummated. The Overseas Toys Parties believed that this was in part due to the liquidation preference and redemption rights of the Preferred Stock, which would have provided for Overseas Toys to receive all of the proceeds if such transaction effected a change in control of Simon.

  Simon's Recapitalization

        Pursuant to an Exchange and Recapitalization Agreement, dated as of June 11, 2008, between Overseas Toys and Simon (the "Recapitalization Agreement"), previously filed with the Commission as Exhibit 10.1 to Simon's Current Report on Form 8-K on June 12, 2008 and incorporated herein by reference, Overseas Toys agreed to restructure its equity investment in Simon on the terms and subject to the conditions (including the approval by Simon's stockholders of certain amendments to Simon's charter by the filing of the Amended Charter, previously filed with the Commission as Exhibit 3.1 to Simon's Current Report on Form 8-K on September 23, 2008 and incorporated herein by reference) set forth in the Recapitalization Agreement. The recapitalization was designed to respond to Simon's lack of an operating business and the fact that the aggregate liquidation preference for the Preferred Stock appeared to exceed all proceeds reasonably anticipated to be available to Simon's stockholders upon a dissolution of Simon. In such an event, holders of common stock would have received nothing upon dissolution of Simon. Without resolution of Simon's capital structure, it appeared unlikely that any party would be interested in a business combination with Simon, and Simon's limited cash assets would continue to dwindle through meeting its obligations as a public company.

        The Recapitalization Agreement was approved by the Board at the recommendation of a special committee of the disinterested members of the Board. At a special meeting of Simon's stockholders held on September 18, 2008 to consider and vote on the Amended Charter, the Amended Charter was approved by (i) the affirmative vote of a majority (and with respect to certain provisions, two-thirds) of the outstanding Shares and the Preferred Stock (on an as-converted basis), voting as a single class, and (ii) the affirmative vote of a majority of the outstanding Shares voting at the special meeting (excluding the Preferred Stock), voting as a separate class. Overseas Toys held no Shares prior to the recapitalization and therefore did not participate in the vote of the Shares as a separate class.

        Upon Simon's filing of the Amended Charter with the Secretary of State of the State of Delaware on September 18, 2008, all of the shares of Simon's Preferred Stock held by Overseas Toys were automatically converted into an aggregate of 37,940,756 Shares, representing 70% of the outstanding Shares immediately following the filing of the Amended Charter. The right to receive any accrued or declared but unpaid dividends on the Preferred Stock was cancelled. The Amended Charter eliminated the Preferred Stock as an authorized class of capital stock of Simon and resulted in Simon having only a single authorized class of capital stock—the Shares.

        Although the recapitalization effected by the Amended Charter has provided Overseas Toys with effective voting control over Simon, the Amended Charter and Recapitalization Agreement also contain certain minority protection rights for the holders of the Shares other than Overseas Toys, which were negotiated at arm's length between a special committee of the Board and Overseas Toys. These minority protection rights include, among other things, (i) the continued participation on the Board during the Article XII Effective Period (as defined below) of directors unaffiliated with and independent of Overseas Toys and its affiliates (the "Independent Directors"), (ii) Independent Director approval of certain related party transactions during the Article XII Effective Period and (iii) the requirement that Simon complete a business combination by a specified date or that a liquidity event be made available to the holders of the Shares (other than Overseas Toys) either by way of a tender offer by Overseas Toys (or an affiliate thereof) or a mandatory liquidation. The "Article XII Effective Period" is defined in the Amended Charter as the period from the September 18, 2008 closing of the recapitalization until the earliest to occur of (1) the consummation of an acquisition by Simon of a business having an aggregate purchase price or fair market value of at least (a) 80% of Simon's net assets at the time of such acquisition, or (b) Fifteen Million Dollars ($15,000,000) (a "Business Combination"), (2) the dissolution and liquidation of Simon after the later of (a) December 31, 2010 or (b) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or before December 31, 2010 but the Business Combination was not consummated before such time (such later applicable date, the "Termination Date"), or (3) the consummation prior to the Termination Date of an offer by Overseas Toys to purchase the outstanding Shares that Overseas Toys does not already own at a per share price determined by a formula based on the Liquidation Value (as defined below), such offer to be (a) commenced no earlier than one hundred and twenty (120) days and no later than sixty (60) days prior to the Termination Date, (b) not subject to any financing or due diligence contingency or subject to any conditions other than conditions that are reasonable and customary for similar transactions, and (c) compliant with all applicable laws and regulations (a "Qualified Offer"). The Recapitalization Agreement provides that "Liquidation Value" means the amount the holders of all of the Shares (including Overseas Toys and its affiliates) would receive in the aggregate upon the liquidation of Simon, and that the determination of such amount shall be subject to approval by the Board and a majority of the Independent Directors.

        The Amended Charter requires that, in the event Simon does not consummate a Business Combination by the Termination Date and no Qualified Offer has previously been consummated,

Simon's officers must take all actions necessary to dissolve and liquidate Simon as soon as reasonably practicable thereafter. In conjunction with the foregoing provisions of the Amended Charter, the Overseas Toys Parties and Simon explored the following potential Business Combinations since September 18, 2008:

  •
  On May 29, 2009, Jason Efthimiou, a representative of the Overseas Toys Parties, sent to the Board a draft term sheet and certain diligence materials proposing a potential Business Combination between Simon and Ceiva Logic, Inc. ("Ceiva"), a Delaware corporation and affiliate of the Overseas Toys Parties of which OA3 owns approximately 94% of the equity on an as converted basis. Ceiva is a provider of connected digital photo frames and photo sharing services. The draft term sheet proposed that Simon would acquire 100% of the stock of Ceiva, or all or substantially all of Ceiva's assets, for an aggregate purchase price of $20,000,000, consisting of approximately $11,000,000 in cash and approximately $9,000,000 in newly issued Shares valued at $0.27 per Share. In the months following the delivery of the draft term sheet, the Independent Directors and the advisors they retained to assist in evaluating the potential transaction engaged in a due diligence review of Ceiva and its business, operations and assets.

  •
  On December 28, 2009, the Board announced its formation of a special committee consisting of the Independent Directors—Allan I. Brown and Joseph W. Bartlett—to explore alternative courses of action for Simon, including the possible acquisition or combination with one or more operating businesses including the potential acquisition of Ceiva. On or about February 11, 2010, the special committee notified Overseas Toys that it had determined not to pursue exploring a Business Combination with Ceiva further based on the preliminary findings of its due diligence review process.

  •
  Since September 2008, the Overseas Toys Parties, in the ordinary course of their business activities of identifying, receiving information regarding and evaluating investment and strategic opportunities generally, have identified, received information regarding and evaluated dozens of other companies as potential Business Combination candidates for Simon. In addition, the Independent Directors also forwarded preliminary diligence evaluation information regarding two possible acquisition candidates to the Overseas Toys Parties for consideration and evaluation purposes. None of the foregoing companies met the Overseas Toys Parties' suitability requirements for a potential Business Combination, however, due to a variety of reasons, including unattractive risk/reward thresholds, weak industry fundamentals or competitive sell-side auction environments. Accordingly, none of these potential Business Combination candidates evaluated to date were considered beyond the preliminary evaluation and due diligence stage, and they did not result in or involve any negotiations, transactions or material contacts. However, the Overseas Toys Parties expect that, in the ordinary course of their business, they will continue to identify, receive information regarding and evaluate potential Business Combination candidates for Simon.

  Equity Repurchases by Simon

        Earlier this year, Simon repurchased 3,589,201 Shares at a price of $0.35 per share from Everest Special Situations Fund L.P. ("Everest") pursuant to a Stock Repurchase Agreement, dated as of April 26, 2010, by and among Simon, Everest, Maoz Everest Fund Management Ltd. and Elchanan Maoz (the "Stock Repurchase Agreement"), previously filed with the Commission as Exhibit 10.1 to Simon's Current Report on Form 8-K on April 30, 2010). The Board unanimously approved the transaction and the Stock Repurchase Agreement. The Overseas Toys Parties do not consider this transaction relevant to their decision to make this Offer or to their determination of Liquidation Value pursuant to the terms of the Amended Charter and the Recapitalization Agreement.

  The Offer

        As no Business Combination has been consummated to date, the Overseas Toys Parties determined to commence this Offer to satisfy the requirements of the Amended Charter that a Qualified Offer be consummated by the Termination Date in order to prevent triggering the mandatory liquidation of Simon following the Termination Date. This Offer provides the opportunity for any Simon stockholders (other than Overseas Toys) to receive cash in exchange for their Shares, and for Overseas Toys and other Simon stockholders to maintain their respective investments in Simon or to sell their Shares in the market or otherwise. Although the Overseas Toys Parties believe the price offered to Simon's stockholders in this Offer is equal to or exceeds the amount per Share that such stockholders would receive upon the mandatory liquidation of Simon, none of the Overseas Toys Parties or any of their respective affiliates, officers or representatives makes any recommendation as to whether any of the Simon stockholders should tender their respective Shares in this Offer.

        Prior to the Overseas Toys Parties' decision to commence this Offer, on September 1, 2010, Ira Tochner, the Chairman of the Board and a member of one of the Overseas Toys Parties, contacted outside counsel to Simon, John Pitfield, to inquire about the timing and procedural requirements contained in the Amended Charter and the Recapitalization Agreement governing the making of a Qualified Offer. On or about September 1, 2010, Mr. Tochner contacted the Independent Directors—Allan Brown and Joseph Bartlett—to inform them that Overseas Toys was considering the possibility of making a Qualified Offer in accordance with the provisions of the Amended Charter and was analyzing the requirements set forth in the Amended Charter and the Recapitalization Agreement with respect to a Qualified Offer.

        On October 8, 2010, at a meeting of the Board, Mr. Tochner, informed the other members of the Board that Overseas Toys was considering the possibility of making a Qualified Offer, but had not yet made a determination with respect thereto and that it would notify the Board in writing of its determination. In an unrelated action at the same Board meeting, Simon's Audit Committee determined to dismiss Simon's former auditors and to engage Ernst & Young LLP, as the independent registered public accounting firm of Simon. The decision to engage Ernst & Young LLP as Simon's independent registered public accounting firm was the result of a competitive selection process that began in August 2010 to help reduce Simon's audit related costs and expenses.

        On October 13, 2010, Overseas Toys delivered the following letter to the Board (the "October 13th Letter"):

Overseas Toys, L.P.
c/o The Yucaipa Companies
9130 West Sunset Blvd.
Los Angeles, California 90069
October 13, 2010

Members of the Board of Directors of Simon Worldwide, Inc. ("Simon" or the "Company"):

        Overseas Toys, L.P. ("we," "us" or "Shareholder") is announcing its intent to commence a Qualified Offer to acquire all of the outstanding shares of common stock of Simon, par value $0.01 per share ("Common Stock"), not owned by us. We are making this potential Qualified Offer pursuant to the terms of Section 5.06 of the Exchange and Recapitalization Agreement, dated as of June 11, 2008, between Shareholder and Simon (the "Recapitalization Agreement") and Section 4 of Article XII of Simon's Restated Certificate of Incorporation filed September 18, 2008 (the "Charter"). Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Recapitalization Agreement.

        We believe that Simon's Liquidation Value is equal to $11,841,000 in the aggregate. The Recapitalization Agreement defines "Liquidation Value" as the aggregate amount that would be received by the holders of all of Simon's Common Stock (including Shareholder) in a liquidation of Simon. This aggregate Liquidation Value of $11,841,000 would result in a per share amount to be received by the shareholders upon liquidation of approximately $0.23 (based upon the 50,611,879 shares of Common Stock reported as being issued and outstanding as set forth in Simon's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2010 (the "Most Recent 10-Q")). We are prepared, however, to offer $0.25 per share of Common Stock in our potential Qualified Offer.

        We believe that the price of $0.25 per share proposed to be paid in our anticipated Qualified Offer is fair to the other shareholders of Simon, and represents a premium of approximately 7% over the amount per share we believe the shareholders would receive upon a liquidation of Simon. A per share offer price of $0.25 for the Common Stock would represent a premium of approximately 3% over the per share amount of total Company stockholders' equity as of June 30, 2010 as reported on the Most Recent 10-Q. It also represents premiums of approximately 6% and 4% over the closing price and the 50-day moving average closing price, respectively, of Simon's Common Stock as reported on the Pink Sheets on October 13, 2010.

        Pursuant to the provisions of Section 5.06(c) of the Recapitalization Agreement, the determination of the Liquidation Value for the Qualified Offer must be approved by Simon's Board of Directors and a majority of the Independent Directors. We hereby request that the Board and the Independent Directors approve the Liquidation Value proposed herein.

        We propose to make a Qualified Offer that is not subject to any financing or due diligence contingencies or to any other conditions other than those that are reasonable and customary for similar transactions; provided, that the Board and the Independent Directors approve our proposed Liquidation Value within the time period specified in the Recapitalization Agreement. The potential Qualified Offer will be subject to compliance with all applicable federal and state laws and regulatory requirements.

        There can be no assurance that a Qualified Offer will be commenced by us or, if commenced, will be successfully consummated. The foregoing summarizes our current intentions only and should not be construed as an offer to purchase any shares of Common Stock. If there is mutual agreement as to the Liquidation Value and the other terms of a Qualified Offer, a Qualified Offer would only be commenced by means of a tender offer statement to the holders of Common Stock and our filing of a Schedule TO with the Securities and Exchange Commission. Until such time as a Qualified Offer commences (in which case we will be governed by the terms of our offer), we reserve whatever rights we currently may have to make or support other proposals, including, without limitation, liquidation of the Company or the declaration of an extraordinary dividend (either before or after a Qualified Offer is consummated).

        As you are aware, the Charter provides that following the consummation of a Qualified Offer, whether all or any shares are tendered by the shareholders for purchase, all of the provisions of Article XII of the Charter, other than Section 1 thereof, will terminate in their entirety and be of no further force or effect. This means that the special rights established in the Charter in connection with the Recapitalization Agreement for the benefit of minority holders of Common Stock will expire.

        We look forward to discussing the potential offer with you.

Sincerely,
OVERSEAS TOYS, L.P.
	By:	Multi-Accounts, LLC, its General Partner
	By:	OA3, LLC, its Managing Member
By:	/s/ ROBERT P. BERMINGHAM Robert P. Bermingham, its Secretary

        On October 14, 2010, the Overseas Toys Parties filed an amendment to their Schedule 13D with the Commission and included the October 13th Letter as an exhibit thereto. On October 18, 2010, in a telephonic meeting, the Board unanimously approved the formation of a special committee (the "Special Committee") consisting of the Independent Directors—Messrs. Brown and Bartlett—to review and respond to the October 13th Letter and to consider whether to approve the Liquidation Value proposed therein in accordance with the requirements of Section 5.06(c) of the Recapitalization Agreement. The Special Committee was delegated with full power and authority to act on behalf of the full Board with respect to such approval as well as to any tender offer for Shares that might be commenced by the Overseas Toys Parties, to conduct its work without any involvement of or input from the remainder of the Board, and to engage legal and financial advisors in connection therewith.

        In response to the October 13th Letter, the Overseas Toys Parties understand that the Special Committee met multiple times to consider the Liquidation Value proposed therein. The Special Committee was unable to approve the Liquidation Value contained in the October 13th Letter, which the Special Committee communicated to Terry Wallock, Simon's general counsel and member of the Board. On October 21, 2010, Mr. Tochner called Mr. Wallock to discuss the requirements of a Qualified Offer and the Liquidation Value and price per Share proposed by Overseas Toys in the October 13th Letter. Mr. Wallock indicated his belief that it appeared unlikely that the Special Committee would approve Overseas Toys' proposed Liquidation Value of $0.25 per Share. Mr. Tochner considered this and responded to the effect that while he believed actual Liquidation Value to be closer to $0.22 per Share (taking into account the expenses associated with a liquidation and exercise of any in-the-money options) he had been authorized by Overseas Toys to propose a Liquidation Value of $0.27 per Share, which greater amount would be intended to give the Special Committee greater assurance that the offered amount was at least equal to Liquidation Value (as defined in the Recapitalization Agreement). Mr. Wallock communicated this proposal to the Special Committee.

        On October 22, 2010, a meeting of the Special Committee was held to discuss a $0.27 per Share Liquidation Value. Counsel to the Special Committee, Edwards Angell Palmer & Dodge LLP ("EAPD"), was in attendance at this meeting at the request of the Independent Directors. Capstone Advisory Group, LLC ("Capstone") presented to the Special Committee the findings of the forensic accounting review of Simon's financial statements and related information that Capstone had been engaged to perform by outside counsel to the Special Committee, as described in Special Factors—Reports, Opinions or Appraisals—Capstone Asset Review. After further discussions, the members of the Special Committee determined to approve, and recommend that the Board approve, a $0.27 per Share Liquidation Value solely for purposes of determining the Liquidation Value. The Special Committee did not approve or disapprove or make any recommendation (either for or against) to the holders of Shares with respect to accepting the proposed Qualified Offer contemplated by the Overseas Toys Parties.

        At a subsequent meeting of the Board held on October 22, 2010, the Special Committee reported to the Board its findings and that it had approved a Liquidation Value of $0.27 per Share for purposes of the Recapitalization Agreement as described above, and recommended to the Board that it also approve a $0.27 per Share Liquidation Value solely for purposes of determining the Liquidation Value. Based upon the recommendation of the Special Committee, the Board and the Independent Directors approved a $0.27 per Share Liquidation Value for purposes of the Recapitalization Agreement, and asked Overseas Toys to issue a revised letter to the Board superseding the October 13th Letter and memorializing the proposal of a Liquidation Value of $0.27 per Share. The Board did not approve or disapprove or make any recommendation (either for or against) to the holders of Shares with respect to accepting the proposed Qualified Offer contemplated by the Overseas Toys Parties.

        On October 22, 2010, Overseas Toys delivered the following letter (the "October 22nd Letter") to the Board care of the Special Committee, which letter states that it amends and replaces in its entirety the October 13th Letter:

Overseas Toys, L.P.
c/o The Yucaipa Companies
9130 West Sunset Blvd.
Los Angeles, California 90069
October 22, 2010

Members of the Board of Directors of Simon Worldwide, Inc. ("Simon" or the "Company") c/o the Special Committee of Independent Directors:

        Reference is made to our October 13, 2010 letter to the Company's Board of Directors in which Overseas Toys, L.P. ("we," "us" or "Shareholder") announced our intent to commence a Qualified Offer to acquire all of the outstanding shares of common stock of Simon, par value $0.01 per share (the "Shares"), not owned by us, pursuant to the terms of Section 5.06 of the Exchange and Recapitalization Agreement, dated as of June 11, 2008, between Shareholder and Simon (the "Recapitalization Agreement") and Section 4 of Article XII of Simon's Restated Certificate of Incorporation filed September 18, 2008 (the "Charter"). This letter amends and replaces our October 13, 2010 letter in its entirety. Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Recapitalization Agreement.

        Pursuant to the provisions of the Charter and the Recapitalization Agreement, a Qualified Offer is an offer to purchase all of the outstanding Shares we do not already own at a per Share price determined by dividing the Liquidation Value by the total number of Shares outstanding on a fully diluted basis (calculated on a treasury basis). Liquidation Value is defined in the Recapitalization Agreement to mean the amount the holders of all of the Company's outstanding Shares (including Shares held by us) would receive in the aggregate upon the liquidation of the Company.

        We believe that Simon's current actual cash liquidation value (taking into account the costs and expenses of liquidation) is approximately $11,290,000, which would result in a per Share amount to be received by the holders of Shares (taking into account all in-the-money options) upon liquidation of approximately $0.22. We are prepared, however, to offer $0.27 per Share in our potential Qualified Offer, which implies a "Liquidation Value" under the Recapitalization Agreement of approximately $13,674,557. We believe that this price of $0.27 per Share proposed to be paid in our anticipated Qualified Offer is at least equal to, and in our view greater than, the price per Share required to be offered to the other shareholders of Simon in a Qualified Offer.

        Pursuant to the provisions of Section 5.06(c) of the Recapitalization Agreement, the determination of the Liquidation Value for the Qualified Offer must be approved by Simon's Board of Directors and a majority of the Independent Directors. We hereby request that the Board, acting through the Special Committee of the Independent Directors, approve the Liquidation Value proposed herein for purposes of the Recapitalization Agreement of $13,674,557, as reflected in the $0.27 per Share price proposed to be paid in our anticipated Qualified Offer.

        We propose to make a Qualified Offer that is not subject to any financing or due diligence contingencies or to any other conditions other than those that are reasonable and customary for similar transactions; provided, that the Board and the Independent Directors approve our proposed Liquidation Value within the time period specified in the Recapitalization Agreement. The potential Qualified Offer will be subject to compliance with all applicable federal and state laws and regulatory requirements and the condition that it be consummated on or prior to December 31, 2010, in accordance with the requirements of the Charter and the Recapitalization Agreement governing a Qualified Offer.

        There can be no assurance that a Qualified Offer will be commenced by us or, if commenced, will be successfully consummated. The foregoing summarizes our current intentions only and should not be construed as an offer to purchase any shares of Common Stock. If there is mutual agreement as to the Liquidation Value and the other terms of a Qualified Offer, a Qualified Offer would only be commenced by means of a tender offer statement to the holders of Common Stock and our filing of a Schedule TO with the Securities and Exchange Commission. Until such time as a Qualified Offer commences (in which case we will be governed by the terms of our offer), we reserve whatever rights we currently may have to make or support other proposals, including, without limitation, liquidation of the Company or the declaration of an extraordinary dividend (either before or after a Qualified Offer is consummated).

        As you are aware, the Charter provides that following the consummation of a Qualified Offer, whether all or any shares are tendered by the shareholders for purchase, all of the provisions of Article XII of the Charter, other than Section 1 thereof, will terminate in their entirety and be of no further force or effect. This means that the special rights established in the Charter in connection with the Recapitalization Agreement for the benefit of minority holders of Common Stock will expire.

        We look forward to discussing the potential offer with you.

Sincerely,
OVERSEAS TOYS, L.P.
	By:	Multi-Accounts, LLC, its General Partner
	By:	OA3, LLC, its Managing Member
By:	/s/ ROBERT P. BERMINGHAM Robert P. Bermingham, its Secretary

        On October 23, 2010, Simon's general counsel notified Overseas Toys in writing that (i) the proposed Liquidation Value set forth in the October 22nd Letter had been approved by the Board and a majority of the Independent Directors solely for the purpose of determining the Liquidation Value (as defined in the Recapitalization Agreement), and (ii) neither the Board, nor the Independent Directors, has approved or disapproved or made any recommendation (either for or against) to the stockholders with respect to accepting, the proposed Qualified Offer described in the October 22nd Letter.

        On October 25, 2010, Simon filed with the Commission a Current Report on Form 8-K announcing (i) its receipt of the October 13th Letter and the October 22nd Letter, (ii) the approval by the Board and the Independent Directors of the Liquidation Value proposed in the October 22nd Letter solely for purposes of determining the Liquidation Value, and (iii) that neither the Board nor the Independent Directors has approved or disapproved or made any recommendation (either for or against) to the holders of Shares with respect to accepting the proposed Qualified Offer described in the October 22nd Letter. On October 25, 2010, Simon also filed with the Commission a Schedule 14D-9, relating solely to preliminary communications made before the commencement of a tender offer, incorporating by reference its Current Report on Form 8-K also filed that day.

        On October 25, 2010, the Overseas Toys Parties filed an amendment to their Schedule 13D with the Commission and included the October 22nd Letter as an exhibit thereto.

        On November 1, 2010, the Overseas Toys Parties publicly announced and commenced this Offer by, among other things, filing this Tender Offer Statement and Rule 13E-3 Transaction Statement filed under cover of Schedule TO with the Commission and mailing a copy of this Offer and related materials to Simon's stockholders of record.

Position of the Overseas Toys Parties Regarding the Fairness of the Offer

        The rules of the Commission require the Overseas Toys Parties, to express their belief as to the fairness of the transaction to stockholders of Simon who are unaffiliated with any of the Overseas Toys Parties. The following discussion is intended to address this requirement. However, as stated above, the Overseas Toys Parties are not recommending that stockholders accept or decline this Offer. Instead, the Overseas Toys Parties desire for Simon to avoid mandatory liquidation to be triggered on December 31, 2010.

  Factors Supportive of Our Fairness Determination

        The Overseas Toys Parties believe that this Offer is fair to the stockholders of Simon who are unaffiliated with any of the Overseas Toys Parties. The Overseas Toys Parties base their belief on the following factors, each of which, in their judgment, supports their view as to the fairness of the Offer:

  •
  The Special Committee of Independent Directors has determined that the Offer price satisfies the Liquidation Value price requirement imposed by the provisions of the Amended Charter and the Recapitalization Agreement for the Offer to constitute a Qualified Offer. However, as of the date hereof, the Special Committee has not approved or disapproved or made any recommendation (either for or against) to the holders of Shares with respect to accepting the Offer.

  •
  The Offer price represents a premium of approximately:

  •
  21% to the amount per Share we believe the stockholders of Simon would receive upon an actual liquidation of Simon; and

  •
  11% to the net book value per Share as of June 30, 2010, as calculated by dividing total shareholders' equity by the number of Shares outstanding (on a fully diluted basis) as reported in Simon's Quarterly Report on Form 10-Q filed with the Commission on August 13, 2010 (the "Most Recent 10-Q").

  •
  Because of the limited trading volume of the Shares as reported on the Pink Sheets and the small market capitalization of Simon, the Offer will provide liquidity to the holders of the Shares who tender in the Offer that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

  •
  The Offer will provide holders of the Shares an opportunity to sell their Shares without the brokerage costs typically associated with market sales, which brokerage costs may be viewed as proportionately high in relation to the low market price for the Shares in recent years and may serve as a possible deterrent to low volume trades in the Shares.

  •
  The Offer will provide additional liquidity for Simon's unaffiliated stockholders because it provides an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer.

  •
  The Offer price will be paid in cash, providing holders of the Shares who tender in the Offer with certainty of value.

  •
  There are no financing or diligence conditions to the Offer. Accordingly, the Offer can be consummated by us expeditiously to the benefit of the stockholders tendering their Shares.

        In addition, the Overseas Toys Parties believe that the Offer is procedurally fair to stockholders of Simon who are unaffiliated with any of the Overseas Toys Parties, based on the following factors:

  •
  The Offer satisfies all of the requirements of a Qualified Offer under the Amended Charter, which Amended Charter was approved by the affirmative vote of a majority of the outstanding

    Shares held by Simon's stockholders (other than the Overseas Toys Parties) voting at the special meeting of Simon's stockholders held on September 18, 2008. Among other things, these requirements include a review and approval by the Independent Directors of our determination of Liquidation Value for purposes of determining whether our Offer constitutes a Qualified Offer under the Amended Charter and the Recapitalization Agreement.

  •
  We do not currently intend to complete a so-called "short-form merger" following the consummation of the Offer, irrespective of the number of Shares that are tendered. Generally, a short-form merger under Delaware law permits the holder of 90% or more of the outstanding shares of each class of the stock of a corporation to acquire by merger such corporation without a vote of the other stockholders. This does not limit our ability to change our intention in the future. As we are not proposing to effect a short-form merger, stockholders who do not want Simon to be mandatorily liquidated and who do not want to sell their Shares, may maintain their respective investments in Simon for the indeterminate future and their ability to sell such Shares in the market or otherwise by choosing not to tender their Shares in the Offer. Stockholders who would be in favor of Simon being liquidated will receive cash earlier than they would receive it if Simon were liquidated, and in an amount we believe to be equal to or in excess of the liquidation proceeds they would otherwise receive.

  •
  The Offer is not subject to a condition that a majority of the Shares held by unaffiliated stockholders are tendered. While such a majority of the minority condition is typically viewed as promoting procedural fairness, the absence of a majority of the minority condition in this case both (i) allows any stockholder who desires liquidity at this time at the Offer price to obtain such liquidity without such opportunity being conditioned on the tendering of a majority of the Shares held by all unaffiliated stockholders, and (ii) allows stockholders who do not want Simon to be mandatorily liquidated and who do not want to sell their Shares to maintain their respective investments in Simon and their ability to sell such Shares in the market or otherwise, without increasing the risk that the Offer may not be consummated and that a mandatory liquidation may thus ensue.

  •
  Each unaffiliated stockholder of Simon will be able to make its own decision whether or not to tender Shares in the Offer and, if any such stockholder does decide to tender its Shares, it will receive the Offer price upon the consummation of the Offer irrespective of the decision of other stockholders.

  •
  Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender.

  •
  The Offer will remain open for 20 business days, unless extended by us; and

  •
  If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information; provided, that if any such circumstance requires or makes it advisable for the Offer to remain open past December 31, 2010, such an offer would not constitute a "Qualified Offer" pursuant to the Amended Charter and, in that circumstance, we would terminate the Offer as Simon would then be required to be liquidated.

  •
  In deciding whether to tender, we expect that unaffiliated stockholders will have the opportunity to consider the position, if any, of the Special Committee, which is composed of the Independent Directors, as well as the reasons for its position or inability to take a position.

        We expect that the Special Committee will consider the terms and conditions of the Offer. Within 10 business days after the commencement of the Offer, Simon is required to state its position, if any, on the Offer and the reasons for its position (or inability to take a position) on the Offer in a Schedule 14D-9 filed with the Commission and mailed to stockholders.

  Factors Not Supportive of Our Fairness Determination

        The Overseas Toys Parties also considered the following factors, each of which the Overseas Toys Parties considered negative in their considerations concerning the fairness of the Offer:

  •
  With respect to the Offer price, the Overseas Toys Parties' financial interests are adverse to the financial interests of Simon's other stockholders. Moreover, certain officers and directors of Simon have actual or potential conflicts of interest in connection with the Offer, as described under Special Factors—Interests of Certain Persons in the Offer.

  •
  Any stockholder who tenders all its Shares in the Offer will cease to participate in future earnings or growth, if any, of Simon and will not benefit from increases, if any, in Simon's value, including any such future earnings, growth or increases in value that may result from a Business Combination or other extraordinary transaction, if any, that Simon may enter into following the Offer as described in Special Factors—Plans for Simon after the Offer; Certain Effects of the Offer.

  •
  As reported in Note 2 to Simon's Unaudited Condensed Consolidated Financial Statements set forth in the Most Recent 10-Q, Simon has federal net operating loss carryforwards ("NOLs") of approximately $68.9 million and state NOLs of approximately $39.5 million that may, subject to applicable tax rules, be used to reduce certain income tax obligations in the future. These NOLs have no book carrying value currently, as GAAP requires Simon to take a valuation allowance against these deferred tax assets due to the unlikelihood that Simon will generate income sufficient to use these deferred assets given its lack of any operating business. If Simon were to acquire a profitable operating business in the future, however, it may be able to utilize all or a portion of these NOLs subject to applicable tax rules that might limit use of these NOLs against the acquired business' income, depending upon the particular circumstances at the time and the structure of any such acquisition. These NOLs would likely have limited value, if any, in a liquidation of Simon as they would not generally be transferrable to a buyer. Accordingly, these NOLs are very difficult to value given the uncertainty that Simon will ever be able to obtain any value from them in the future. Although Overseas Toys' determination of the Offer price was based solely on its calculation of Simon's liquidation value, it did include in the Offer price a premium above its calculation of Simon's cash liquidation value in order to attribute some value to these NOLs, as well as to any other potential non-cash assets (such as the value of the public reporting entity) that do not appear on Simon's balance sheet, in the uncertain event that Simon may be able to obtain some value therefor in a liquidation. Any stockholder who tenders all its Shares in the Offer will not benefit from any increase in Simon's value that may result if Simon is able to utilize these NOLs or obtain any value therefor in the future.

  •
  As described in The Tender Offer—Section 5—Certain U.S. Federal Income Tax Considerations, the sale of Shares in the Offer is generally taxable to the selling U.S. stockholders.

  •
  As described in The Tender Offer—Section 12—Conditions to the Offer, the Offer is subject to the condition that we may terminate the Offer if, among other things, (a) in our judgment the Offer is likely to not be consummated pursuant to its terms on or before December 31, 2010 due to any governmental action or applicable law, or due to any threatened or pending legal proceeding or investigation or (b) pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Commission we are required to, or determine it is advisable to, extend the Offer to a date that is after December 31, 2010. The reason for this condition is that if the Offer is not consummated on or before December 31, 2010, it likely will not constitute a Qualified Offer under the Amended Charter and Simon may thus be subject to mandatory liquidation pursuant to the Amended Charter.

  •
  After consummation of the Offer, the special protections provided to minority stockholders of Simon that were negotiated between the special committee of the Board and Overseas Toys in connection with Simon's recapitalization and that are contained in the Amended Charter, as described under Special Factors—Background—Simon's Recapitalization, and the related covenants agreed to by Overseas Toys with Simon in the Recapitalization Agreement, as described under Special Factors—Related Party Transactions, will automatically terminate and be of no further force or effect.

  •
  The Overseas Toys Parties have considered the possibility of requesting that the Board declare a special cash dividend to all holders of the Shares after completion of the offering, as described under Special Factors—Plans for Simon after the Offer; Certain Effects of the Offer. If the Overseas Toys Parties do determine to request such a dividend, and the Board approves the declaration of any dividend as a result thereof, any such dividend that is declared will reduce Simon's cash assets by the amount of such dividend. In accordance with Delaware law, however, any such dividend that is declared will be paid to all of the holders of the Shares (including Overseas Toys) at the time of such declaration on a pro rata basis, based on a cash amount per Share determined by the Board. Any stockholder who tenders all of its Shares in the Offer will not participate in any such dividend that is paid following the consummation of the Offer.

  •
  Stockholders who do not tender their Shares in the Offer will not have any appraisal rights.

  Factors Not Considered

        In reaching their conclusion as to the fairness of the Offer to the unaffiliated stockholders, the Overseas Toys Parties considered only the liquidation value of Simon and other factors identified above, and did not consider Simon's going concern value, historical market prices, purchase prices paid in previous purchases of Shares by Overseas Toys or Simon (including the $0.35 price per Share paid by Simon pursuant to the Stock Repurchase Agreement), or any firm offers made by any third party to acquire Simon during the past two years. The Overseas Toys Parties did not consider such factors in considering the fairness of the Offer, because liquidation value (rather than these other methods of determining value) is the contractually specified standard for establishing the Offer price as set forth in the Recapitalization Agreement (and as required, by reference thereto, under the Amended Charter).

        The Overseas Toys Parties also did not consider going concern value as a factor in determining the fairness of the Offer because Simon has not had an operating business for eight years and would be required to liquidate following the Termination Date in accordance with the provisions of the Amended Charter if the Offer is not consummated.

        We also did not consider historical market prices in making our fairness determination because the Overseas Toys Parties do not currently intend to complete a short-form merger following consummation of the Offer and because stockholders who do not want Simon to be liquidated and do not want to sell their Shares may maintain their respective investments in Simon and their ability to sell such Shares in the market or otherwise following consummation of the Offer. The Offer price represents premiums of approximately 12.5% over both the closing price and the 50-day moving average closing price of the Shares as reported on the Pink Sheets on October 22, 2010, the trading day preceding the public announcement of the October 22nd Letter and the approval of the Board and the Independent Directors of the Liquidation Value proposed therein for purposes of determining Liquidation Value under the Recapitalization Agreement. Overseas Toys did state current market prices for the Shares in its October 13th Letter to the Board solely to put its offer in a context customary for cash tender offers, however, the October 13th Letter was superseded in its entirety by the October 22nd Letter. We also looked at current market prices as an indication of whether the quotations for the Shares, although very limited and therefore of uncertain usefulness, could be thought to reflect the trading parties' estimation of the liquidation value of Simon. As indicated above, however, Overseas Toys' determination of the Offer price was based solely on its calculation of liquidation value.

        The Overseas Toys Parties have not purchased any Shares in Simon in the past two years. The Overseas Toys Parties did not consider the price paid to Everest under the Stock Repurchase Agreement to be relevant in making our fairness determination because, among other things, (i) there was no contractual obligation for that price to be determined by liquidation value, as is required with respect to the Offer, and (ii) Simon has expended additional cash resources since the date of the Stock Repurchase Agreement.

        The Overseas Toys Parties are also not aware of any firm offers made by any third party to acquire Simon during the past two years. Accordingly, third-party offers were not considered in reaching the conclusion of the Overseas Toys Parties as to fairness. In addition, there is the potential for Simon to sign a letter of intent for a Business Combination on or before December 31, 2010, which independently of the Offer would cause Simon to avoid mandatory liquidation. However, we did not consider that possibility to be likely under the circumstances, and did not consider such an occurrence to be likely to take place on or before December 31, 2010.

        The Overseas Toys Parties did not commission any report, opinion or appraisal from any outside party with respect to the Offer. The Overseas Toys Parties determined that no such report, opinion or appraisal would be necessary to enable them to calculate the Liquidation Value, as required pursuant to the Amended Charter and the Recapitalization Agreement, from the information set forth in Simon's financial statements included in its most recent public filings with the Commission. As described in Special Factors—Reports, Opinions or Appraisals, however, members of the Board who are also representatives of the Overseas Toys Parties received a copy of the Simon Worldwide, Inc. Asset Review, dated October 22, 2010 (the "Capstone Asset Review"), prepared by Capstone at the request of outside counsel to the Special Committee. The Overseas Toys Parties did not consider the Capstone Asset Review in reaching their conclusion as to the fairness of the Offer to the unaffiliated stockholders.

        The foregoing discussion summarizes the material information and factors the Overseas Toys Parties considered, including factors that support as well as weigh against the Offer and is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the Overseas Toys Parties did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to these factors in reaching our conclusion, although the Overseas Toys Parties place relatively greater weight on the liquidation value of Simon because of the provisions of the Amended Charter and the Recapitalization Agreement with respect to the requirements of a Qualified Offer, and the Overseas Toys Parties believe that this Offer satisfies all of such requirements. The view of the Overseas Toys Parties as to the fairness of the transaction to unaffiliated stockholders of Simon should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer. None of the Overseas Toys Parties or any of their respective affiliates, officers or representatives has made or hereby makes any recommendation as to whether any of Simon's stockholders should tender their respective Shares in this Offer.

Reports, Opinions or Appraisals

        The Overseas Toys Parties did not commission any report, opinion or appraisal from any outside party with respect to the Offer. The Overseas Toys Parties determined that no such report, opinion or appraisal would be necessary to enable them to calculate the Liquidation Value, as required pursuant to the Amended Charter and the Recapitalization Agreement, from the information set forth in Simon's financial statements included in its most recent public filings with the Commission. None of the Overseas Toys Parties or, to the knowledge of the Overseas Toys Parties, Simon or any of its affiliates has received any report, opinion or appraisal from any outside party that is materially related to the Offer, except as set forth below:

  Capstone Asset Review

        In connection with the October 22, 2010 meeting of the Board, as described under Special Factors—Background—The Offer, members of the Board who are also representatives of the Overseas Toys Parties received a copy of the Capstone Asset Review prepared at the request of EAPD, outside counsel to the Special Committee. A copy of the Capstone Asset Review is attached as Exhibit (c) to the Schedule TO filed by us with the Commission in connection with the Offer, and is incorporated herein by reference. The description of the Capstone Asset Review set forth below is qualified in its entirety by reference to such exhibit. The Capstone Asset Review may be examined, and copies may be obtained from, the Commission in the manner described in "The Tender Offer—Section 7—Certain Information Concerning Simon—Available Information." Holders of Shares should read the Capstone Asset Review in its entirety.

        To our knowledge, based on an inquiry to EAPD, EAPD engaged Capstone on behalf of the Special Committee for the express limited purpose of conducting a forensic accounting review of Simon's financial statements and related information, and to provide a written and oral presentation of the findings thereof to the Special Committee, solely to assist the Special Committee in its assessment of whether to approve, pursuant to the requirements of the Recapitalization Agreement, Overseas Toys' proposed "Liquidation Value" set forth in the October 13th Letter, and not to provide a valuation of Simon or to determine the fairness of any offer actually made by the Overseas Toys Parties at a future date. In connection with its engagement, on October 22, 2010, Capstone provided an oral and written presentation, in the form of the Capstone Asset Review, to the Special Committee, as described under Special Factors—Background—The Offer.

        As we did not engage Capstone with respect to the Offer, the preparation of the Capstone Asset Review or otherwise, our knowledge of any information pertaining to Capstone, the reasons for and basis of its engagement by EAPD, the scope of its review of Simon's financial information and the contents of the Capstone Asset Review are extremely limited. Accordingly, all of our statements made herein with respect to Capstone and the Capstone Asset Review, are based on: (i) the information contained in the copy of the Capstone Asset Review received by us on October 22, 2010, which is attached as Exhibit (c) to the Schedule TO filed by us with the Commission in connection with the Offer, and (ii) an inquiry to EAPD. Pursuant to applicable Commission regulations, we are discussing the Capstone Asset Review herein as members of the Board who are also representatives of the Overseas Toys Parties received a copy of it from Simon, and such report may be considered to be related to the Offer.

        Subject to the foregoing limitations, and to our knowledge, we believe that the Special Committee selected Capstone to provide these services, in part, because of Capstone's reputation and experience in providing forensic accounting services, the fact that Capstone has an office in Los Angeles, California (where Simon's offices are located), and Capstone possessed the ability and capacity to perform that review on an expedited basis and within the 10 calendar day time period provided in the Recapitalization Agreement for the Special Committee to determine whether to approve the proposed Liquidation Value.

        We and our affiliates do not have any material relationship with Capstone, its affiliates or their respective unaffiliated representatives that existed during the past two years or any relationship that is mutually understood to be contemplated. Based on our inquiry to EAPD, we believe that Capstone will receive a fixed fee of approximately $19,000, based on Capstone's standard hourly rate and reimbursement of reasonable expenses, for its services in connection with the preparation and presentation of the Capstone Asset Review, and that there are no other material relationships that existed during the past two years or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Capstone, its affiliates or their respective unaffiliated representatives, on the one hand, and Simon, the Special Committee and their respective affiliates, on the other hand.

        Based solely on the contents of the Capstone Asset Review and our inquiry to EAPD, we believe that:

  •
  In preparing the Capstone Asset Review and its presentation to the Special Committee, Capstone, among other things, (i) reviewed Simon's recent publicly filed annual and quarterly reports, (ii) met with Anthony Espiritu, Simon's Controller, to discuss Simon's assets and liabilities and whether there may be other assets or liabilities not reflected on the balance sheet of Simon, if any, that may exist or affect Simon's liquidation value, and (iii) reviewed additional information provided by Simon, including unconsolidated trial balances, K-1 schedules and work papers related to investments and impairment.

  •
  Capstone was instructed by EAPD and the Special Committee to report back to the Special Committee about its findings from the foregoing review and discussions. This report was provided in the form of the Capstone Asset Review and the presentation made to the Special Committee at the October 22, 2010 Special Committee meeting.

  •
  Except as otherwise noted, all amounts presented in the Capstone Asset Review are the book value of the asset or liability. Capstone provided no opinion as to the reasonableness or accuracy of the accounting book value in representing fair market value or liquidation value.

  •
  Given the short time frame in which Capstone had to conduct its review, and the limited nature of its engagement, Capstone did not perform an audit or other verification work with respect to the financial statements and information provided by Simon. Capstone relied on the accuracy and validity of the data disclosed or supplied to it by Simon's employees and representatives.

  •
  Except as set forth above, there were no limitations imposed by Simon or any affiliate thereof on the scope of Capstone's investigation.

  •
  Capstone's material findings set forth in the Capstone Asset Review, and presented in its October 22, 2010 presentation to the Special Committee, are summarized as follows:

  •
  The consolidated balance sheet of Simon at the end of September 2010, which reflects Simon stockholder equity of $11,845,000, appears to fairly represent the assets of Simon.

  •
  There may be additional value—above the current GAAP book value—in several of Simon's assets, such as a life insurance policy on one of Simon's former executives and Simon's outside investments. However, the ability of Simon to realize any such increased value may be limited due to the illiquid nature of these investments and the inability of the Company to control/influence its private company investments.

  •
  There are liabilities and obligations that are appropriately not classified on Simon's balance sheet that would be triggered upon a liquidation. The largest of which is continuing medical coverage and severance for Simon's current employees and directors. In addition, in any liquidation, costs to liquidate the assets would be incurred and there is no assurance Simon would receive the values presented on the balance sheet with respect to the assets.

        Capstone did not prepare the Capstone Asset Review or its October 22, 2010 presentation for the purpose of recommending a fair or appropriate Offer price for the Shares not owned by Overseas Toys. Capstone was not asked to and has not delivered an opinion to us or our affiliates or, to our knowledge, to the Board, the Special Committee, EAPD, Simon or to any of its affiliates, as to the fairness, from a financial point of view, of the Offer price or otherwise in connection with the Offer.

The Overseas Toys Parties did not rely on or consider the Capstone Asset Review in their calculation of Liquidation Value or in the determination of their view as to the fairness of the Offer to the unaffiliated stockholders. The Capstone Asset Review is not intended to, and does not, constitute a recommendation to any stockholder as to whether such stockholder should tender Shares in the Offer or how such stockholder should act with respect to the Offer. The Overseas Toys Parties express no opinion as to the Capstone Asset Review or the contents thereof. Our sole reason for including a description of the Capstone Asset Review herein is because certain of our representatives who serve on the Board received a copy of it in connection with the October 22, 2010 Board meeting, and it is a report from an outside party that may be interpreted as relating to the Offer or the price offered therein.

        The Capstone Asset Review described here is available for inspection and copying at the principal executive offices of Overseas Toys at 9130 West Sunset Boulevard, Los Angeles, California 90069, during regular business hours by any stockholder or stockholder representative who has been so designated in writing.

Purpose and Structure of the Offer; Our Reasons for the Offer

        We are offering to purchase all of the Shares not otherwise owned by us at $0.27 per Share, net to the seller in cash without interest. The purpose of the Offer is to satisfy the requirements of Section 4.C of Article XII of the Amended Charter that Overseas Toys or its affiliate shall have consummated a Qualified Offer by the Termination Date by purchasing all Shares properly and timely tendered and not withdrawn pursuant to the terms of the Qualified Offer. This would prevent the application of the requirements of Section 4.B of Article XII of the Amended Charter that Simon's officers take all actions necessary to dissolve and liquidate Simon as soon as reasonably practicable in the event a Business Combination or Qualified Offer has not been consummated by the Termination Date. Section 4.C of Article XII of the Amended Charter provides Overseas Toys with the opportunity to make a Qualified Offer to purchase the Shares of the other holders of Shares in the event Overseas Toys determines to continue its investment in Simon beyond the date on which Simon would otherwise be legally required to dissolve and liquidate in accordance with Section 4.B of Article XII. Accordingly, as contemplated by and pursuant to the provisions of the Amended Charter, this Offer provides the opportunity for a liquidity event for any Simon stockholders (other than Overseas Toys) who desire to receive cash in exchange for their Shares, while allowing Simon to avoid having to liquidate and to continue to explore potential new business opportunities and combinations. This Offer also enables Overseas Toys, and any other Simon stockholders that do not desire for a liquidation of Simon to occur or to sell their Shares at this time, to maintain their respective investments in Simon or to sell such Shares in the market or otherwise. We currently do not intend to complete a short-form merger if all of the Shares are not tendered in the tender offer.

        We have considered and are continuing to consider possible structural alternatives to the Offer in the form of certain proposed or evaluated potential Business Combinations that may also have satisfied the requirements of Section 4.B of Article XII of the Amended Charter, keeping with our desire to cause Simon to acquire an operating business. This would have prevented a mandatory liquidation of Simon provided for thereunder, as described in Special Factors—Background—Simon's Recapitalization. For the reasons set forth in Special Factors—Background—Simon's Recapitalization, all of these possible structural alternatives considered to date have been rejected. However, we did not consider any alternative transactions to the Offer with respect to acquiring the Shares not already owned by Overseas Toys.

        In determining to structure the Offer, we particularly considered the following:

  •
  Our primary consideration in structuring the Offer was to comply with the requirements of Sections 4.B and 4.C of Article XII of the Amended Charter and Section 5.06 of the

    Recapitalization Agreement governing the making of a Qualified Offer. In accordance with such requirements:

    •
    The Offer is an offer to purchase all of the outstanding Shares not already owned by Overseas Toys at a per Share price equal to or exceeding the price determined by dividing the Liquidation Value by the total number of Shares outstanding on a fully-diluted basis (calculated on a treasury basis).

    •
    Before making this Offer, the Board, including the Independent Directors, acting upon the recommendation of the Special Committee, unanimously approved our determination of the Liquidation Value used in determining the price per Share reflected in the Offer, as described in Special Factors—Background—The Offer.

    •
    The Offer is not subject to any financing or due diligence contingency or subject to any conditions other than conditions that are reasonable and customary for similar transactions and that the Offer comply with all applicable laws and regulations. Accordingly, the primary condition we have placed on the Offer is that, as described in The Tender Offer—Section 12—Conditions to the Offer, we may terminate the Offer if, among other things, (a) in our judgment the Offer is likely to not be consummated pursuant to its terms on or before December 31, 2010 due to any governmental action or applicable law, or due to any threatened or pending legal proceeding or investigation or (b) pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Commission we are required to, or determine it is advisable to, extend the Offer to a date that is after December 31, 2010. The reason for this condition is that if the Offer is not consummated on or before December 31, 2010, it likely will not constitute a Qualified Offer under the Amended Charter and Simon may thus be subject to mandatory liquidation pursuant to the Amended Charter.

  •
  Making the Offer strictly voluntary and, to the extent reasonably possible, non-coercive to the holders of Shares other than Overseas Toys by not including any conditions related to or current intent to pursue a short-form merger component and other customary conditions, such as that a majority of the unaffiliated stockholders tender their Shares in the Offer. This Offer provides the opportunity for a liquidity event for any Simon stockholders (other than Overseas Toys) who desire to receive cash in exchange for their Shares, while enabling Overseas Toys, any other Simon stockholders that do not want Simon to liquidate or any other Simon stockholders that do not want to sell their Shares at this time, to maintain their respective investments in Simon or to sell such Shares in the market or otherwise.

        The Overseas Toys Parties decided to pursue the Offer at this time for the following reasons:

  •
  Simon has not consummated a Business Combination to date. Section 4.B of Article XII of the Amended Charter provides "In the event that [Simon] does not consummate a Business Combination by the later of (i) December 31, 2010 or (ii) December 31, 2011 in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed on or before December 31, 2010 but the Business Combination was not consummated before such time (such later applicable date being referred to as the "Termination Date"), and no Qualified Offer shall have been previously consummated, the officers of [Simon] shall take all such action necessary to dissolve and liquidate [Simon] as soon as reasonably practicable." Accordingly, the Overseas Toys Parties decided to pursue the Offer in order to avoid the mandatory liquidation of Simon that would be required to take place if the Offer had not been pursued or is not consummated.

  •
  The Overseas Toys Parties believe the price offered to Simon's stockholders in this Offer equals or exceeds the amount per Share that such stockholders would receive upon such required liquidation, and thus we believe the Offer provides Simon's stockholders with an additional option with respect to their respective investments in Simon than would otherwise be available if the Offer was not made. However, none of the Overseas Toys Parties or any of their respective affiliates, officers or representatives makes any recommendation as to whether any Simon stockholder should tender their Shares in this Offer. Each stockholder must make its own decision as to whether or not to tender its Shares after reading this document and consulting with its advisors.

  •
  Section 4.C of Article XII of the Amended Charter provides that the Offer must be made no earlier than 120 days and at least 60 days prior to the Termination Date in order to constitute a Qualified Offer. The Overseas Toys Parties determined to make the Offer at this time in order to comply with this timing requirement for a Qualified Offer.

Plans for Simon after the Offer; Certain Effects of the Offer

        Following the purchase of Shares pursuant to the Offer, we currently intend that Simon will continue as a publicly reporting company. It appears possible that the conditions for deregistration of the Shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder could be satisfied following the Offer depending on the number of stockholders that sell their Shares to us in the Offer. However, the Overseas Toys Parties currently do not intend to terminate Simon's public reporting obligations and registration of the Shares with the Commission, irrespective of whether the conditions for such terminations are satisfied.

        Shares acquired by us pursuant to the Offer will be retained by Overseas Toys. We currently do not intend to complete a short-form merger if all of the Shares are not tendered in the tender offer. This does not limit our ability to change our intention in the future.

        The Overseas Toys Parties will continue, and plan to request that Simon continue, to evaluate potential Business Combinations or other extraordinary transactions, which may include a merger or reorganization of Simon. However, there can be no assurance that any such Business Combination or extraordinary transaction will be proposed, identified or consummated.

        After consummation of the Offer, the special protections provided to minority stockholders of Simon that were negotiated between the special committee of the Board and Overseas Toys in connection with Simon's recapitalization and that are contained in the Amended Charter, as described under Special Factors—Background—Simon's Recapitalization, and the related covenants agreed to by Overseas Toys with Simon in the Recapitalization Agreement, as described under Special Factors—Related Party Transactions, will automatically terminate and be of no further force or effect.

        In addition, the Overseas Toys Parties may request that the Board declare a special cash dividend to all holders of the Shares after completion of the offering. Although no determination whether to request such a dividend (or the amount thereof) has been made, the Overseas Toys Parties have considered the possibility of requesting that the Board declare such a dividend in an amount sufficient to result in the receipt by Overseas Toys of a dividend amount (based on its pro rata ownership of the Shares following consummation of the Offer) approximating the aggregate amount expended by the Overseas Toys Parties in connection with the Offer. If the Overseas Toys Parties' do determine to make such a request, and the Board determines to declare any dividend as a result thereof, in accordance with the requirements of Delaware law, any dividend so declared would be payable pro-rata, based on a cash amount per Share determined by the Board, to all of Simon's stockholders (including Overseas Toys) at the time the dividend is declared. However, there can be no assurance that any such dividend will be requested by Overseas Toys Parties or declared by the Board, or with respect to the amount of any such dividend so requested or declared.

        Except as otherwise described in this Offer to Purchase, we have no current plans, proposals or negotiations which relate to or would result in: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Simon; (ii) any purchase, sale or transfer of a material amount of assets of Simon; (iii) any material change in Simon's present dividend rate or policy; (iv) any change in Simon's board of directors or management; or (v) any other material change in Simon's corporate structure or business.

        In connection with the Offer, the Overseas Toys Parties expect to review Simon and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Offer. The Overseas Toys Parties expressly reserve the right to make any such changes that they deem necessary or appropriate in light of their review or in light of future developments. In addition, the Overseas Toys Parties and Simon regularly review acquisition opportunities and may pursue such opportunities when appropriate.

        As a result of the Offer, the direct and indirect interest of the Overseas Toys Parties in Simon's net book value and net earnings will increase in proportion to the increase in their respective direct and indirect ownership interests in Simon to the extent of any Shares purchased as a result of the Offer. Following consummation of the Offer, Overseas Toys will be entitled to proportionally increased benefits resulting from such increase in its ownership interest, including all cash flow generated by Simon and any future increase in Simon's value. Similarly, Overseas Toys will also bear an increased proportion of the risk of losses generated by Simon and any decrease in the value of Simon resulting from such increase in its ownership interest. Upon consummation of the Offer, stockholders of Simon who tendered their Shares will not have the opportunity to participate in the earnings and growth of Simon and will not have any right to vote on corporate matters. Similarly, former stockholders of Simon whose Shares are purchased in the Offer will not face the risk of losses generated by Simon or decline in the value of Simon. The Overseas Toys Parties' interest in Simon would increase from 75.0% up to a maximum of 100%, depending on the number of Shares that are tendered. Based on Simon's results for the fiscal quarter ended June 30, 2010, an increase to 100% would result in the Overseas Toys Parties' beneficial interest in Simon's net book value and net losses increasing by approximately $3,073,000 and $282,000, respectively. An increase to 80% would result in the Overseas Toys Parties' beneficial interest in Simon's net book value and net losses increasing by approximately $615,000 and $56,000, respectively.

Conduct of Simon's Business if the Offer Is Not Consummated

        If the Offer is not consummated on or before December 31, 2010 because we have terminated the offer because a condition to the Offer is not satisfied or waived, the Overseas Toys Parties expect that Simon will (i) before December 31, 2010, continue to evaluate potential Business Combinations or (ii) proceed with a liquidation of Simon if a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination is not executed on or before December 31, 2010, in each case, pursuant to the terms of the Amended Charter.

Appraisal Rights; Rule 13e-3

        Under Delaware law, holders of Shares do not have appraisal rights in connection with the Offer. In addition, Overseas Toys does not currently intend to complete a short-form merger if all of the Shares are not tendered in the tender offer, so there will be no such short-form merger with respect to which holders of the Shares would have appraisal rights.

  Rule 13e-3

        Because the Overseas Toys Parties are affiliates of Simon, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Simon and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Offer and any such merger. We have provided such information, to the extent applicable, in this Offer to Purchase and a tender offer statement on Schedule TO and the exhibits thereto filed with the Commission.

Security Ownership of Certain Beneficial Owners

        The following table provides information as of October 29, 2010 with respect to the Shares beneficially owned by (i) the Overseas Toys Parties, (ii) the directors and executive officers of the Overseas Toys Parties, as applicable, and, to the knowledge of the Overseas Toys Parties, Simon and (iii) each person known by us to own more than 5% of the outstanding Shares. Beneficial ownership in this table is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options held by that person that are currently exercisable or will become exercisable within 60 days after October 29, 2010, are deemed beneficially owned and shown in the table, while such Shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Amount of Shares		Percent of Shares†
Overseas Toys Parties (collectively)	37,940,756	(a)	75.0%
Directors and Officers of Overseas Toys Parties:
Officers and Directors of Overseas Toys Parties as a group	—		—
Directors and Officers of Simon:
Allan I. Brown	1,133,023	(b)	2.2%
Joseph W. Bartlett	25,000	(c)	*
Greg Mays	10,000	(d)	*
Bradford Nugent	—		—
Ira Tochner	—		—
Terrence Wallock	5,000	(e)	*

†
Based on 50,611,879 Shares outstanding as of August 13, 2010.

*
Less than 1%.

(a)
Overseas Toys directly beneficially owns 37,940,756 Shares. None of the other Overseas Toys Parties directly beneficially own any Shares. By virtue of the relationships of the Overseas Toys Parties described in this Offer, each of the Overseas Toys Parties other than Overseas Toys may be deemed to indirectly beneficially own the 37,940,756 Shares directly beneficially owned by Overseas Toys. Each of the Overseas Toys Parties other than Overseas Toys disclaims any such ownership, except to the extent of its pecuniary interest therein.

(b)
Includes 20,000 Shares issuable pursuant to stock options exercisable within 60 days. Mr. Brown has the sole power to vote, or to direct the vote of, and the sole power to dispose, or to direct the disposition of, 1,113,023 Shares.

(c)
The 25,000 Shares are issuable pursuant to stock options exercisable within 60 days.

(d)
The 10,000 Shares are issuable pursuant to stock options exercisable within 60 days of.

(e)
The 5,000 Shares are issuable pursuant to stock options exercisable within 60 days.

Transactions and Arrangements Concerning the Shares

        To the knowledge of the Overseas Toys Parties, no transactions in the Shares have been effected during the past 60 days by (i) the Overseas Toys Parties or, as applicable, any of their respective officers, directors, controlling persons and any associates or majority-owned subsidiaries and any executive officer or director of any such subsidiary, or (ii) Simon or its executive officers, directors, controlling persons and any associates.

        No purchases of Shares were made by the Overseas Toys Parties during the past two years. To the knowledge of the Overseas Toys Parties, no purchases of the Shares were made by Simon during the past two years, except for the purchase of 3,589,201 Shares at a price of $0.35 per Share on April 26, 2010 pursuant to the Stock Repurchase Agreement, as described in Special Factors—Background—Equity Repurchases by Simon.

        Other than the Recapitalization Agreement and the Registration Rights Agreement, dated as of November 10, 1999, between Simon and Overseas Toys (the "Registration Rights Agreement"), as described in Special Factors—Related Party Transactions, none of the Overseas Toys Parties nor, to their respective knowledge, as applicable, any of their respective directors, executive officers or controlling persons of any Overseas Toys Party is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of Simon (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        As described in Special Factors—Background—Simon's Recapitalization, on May 29, 2009, as part of the Overseas Toys Parties' efforts to identify a possible Business Combination for Simon in accordance with the provisions of the Amended Charter, a representative of the Overseas Toys Parties sent to the Board a draft term sheet and certain diligence materials proposing a potential Business Combination between Simon and Ceiva. The proposed Business Combination involved a potential acquisition of Ceiva by Simon, but the transaction was not pursued beyond the due diligence phase as described in Special Factors—Background—Simon's Recapitalization.

        Except as set forth elsewhere in this Offer, there have been no negotiations, transactions or material contacts concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Simon, an election of directors of Simon or a sale or other transfer of a material amount of Simon's assets, entered into or having occurred between any of Simon or any of its affiliates and any Overseas Toys Party or their respective directors, executive officers and controlling persons or, to the knowledge of the Overseas Toys Parties, between Simon or any of its affiliates and any unaffiliated person, in each case, during the past two years.

        To the knowledge of the Overseas Toys Parties, during the past two years, Simon has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) exempt from registration under the Securities Act. None of the Overseas Toys Parties or any of their respective affiliates, officers or representatives has made or hereby makes any recommendation as to whether any of Simon's stockholders should tender their respective Shares in this Offer. To the knowledge of the Overseas Toys Parties, none of Simon, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer. We anticipate that Simon's Board will empower the Special Committee to consider the merits of the Offer and Simon may advise stockholders of the Special Committee's position with respect to the Offer, if any, within 10 business days of the commencement of the Offer.

        To the knowledge of the Overseas Toys Parties, no executive officer, director or controlling person of the Overseas Toys Parties currently intends to tender any Shares held of record or beneficially owned by such person in the Offer. To the knowledge of the Overseas Toys Parties, no executive officer, director or affiliate of Simon currently intends to tender any Shares held of record or beneficially owned by such person in the Offer, including any Shares such person has the right to purchase by exercising stock options.

Related Party Transactions

        To the extent the discussion below summarizes any agreement that has been filed by Simon or the Overseas Toys Parties with the Commission, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review "Special Factors—Interests of Certain Persons in the Offer" for a description of arrangements between the Overseas Toys Parties and Simon and between the Overseas Toys Parties and directors and executive officers of Simon.

        Simon and Overseas Toys are parties to the Recapitalization Agreement pursuant to which the recapitalization of Simon was effected in 2008, as described in Special Factors—Background—Simon's Recapitalization. Overseas Toys agreed to the following covenants with Simon in the Recapitalization Agreement (most of the substantive provisions of such covenants are also set forth in the Amended Charter), which covenants will continue in effect during the Article XII Effective Period:

  •
  Independent Directors.  Overseas Toys agreed to nominate or renominate, and at any meeting of the stockholders of Simon, or in any action by written consent, vote or cause to be voted all Shares owned or controlled by it or its affiliates to elect or re-elect Allan I. Brown and Joseph W. Bartlett or, in the event of the unwillingness or incapacity of one or both of such persons to serve, substitute Independent Directors approved by a majority of the Independent Directors then on the Board. Overseas Toys agreed to vote or consent, and to cause its affiliates to vote or consent, as applicable, its Shares at all times so that thirty percent (30%) of the members of the Board, rounded up or down to the nearest director, are Independent Directors, and in any event so that no less than two directors are Independent Directors.

  •
  Removal of Independent Directors.  In the event of any meeting of the stockholders of Simon, or in any action by written consent, the notice of which states that, or the action by written consent provides for, the removal for "cause" of one or more Independent Directors is among the purposes of the meeting, Overseas Toys agreed to vote or consent, and to cause its affiliates to vote or consent, as applicable, its Shares with respect to such removal proposal on a pro rata basis in accordance with the votes of the other holders of the outstanding Shares entitled to vote.

  •
  Agreement to Bind Successors.  Overseas Toys agreed that the sale or other transfer or disposition of any of its Shares (other than a sale pursuant to Rule 144 (including Rule 144(e)(1)) promulgated by the Commission under the Securities Act) will be conditioned upon the acquirer or other transferee or recipient agreeing to be bound by the Recapitalization Agreement.

  •
  Related Party Transactions.  Overseas Toys agreed that the Board will not take, authorize or permit without the concurrence of a majority of the Independent Directors (but in any event at least one Independent Director), any agreement, transaction or other corporate reorganization or recapitalization between Simon or any subsidiary of Simon, on the one hand, and Overseas Toys or any company in which Overseas Toys has, directly or indirectly, an investment, on the other hand, and including any reverse stock split or combination of Shares (each, a "Related Party Transaction"). The following are not, and shall in no event be deemed to be, Related Party Transactions: (i) the continuation of existing arrangements disclosed in Commission filings on or before June 11, 2008 on substantially the same terms, (ii) those agreements, transactions, reorganizations or recapitalizations specifically contemplated by the terms of the Recapitalization

    Agreement, (iii) any amounts or benefits received in connection with any services rendered as directors of Simon to which all other directors of Simon are entitled, (iv) a Business Combination in which the Shares held by Overseas Toys are treated on a pro rata basis with the other outstanding Shares held by the other Simon stockholders and in which Overseas Toys does not have a material conflict of interest, (v) the sourcing by Overseas Toys of a Business Combination that does not otherwise qualify as a Related Party Transaction, (vi) the side by side investment by Overseas Toys on the same terms as Simon in the surviving entity in a Business Combination that does not otherwise qualify as a Related Party Transaction, (vii) Overseas Toys' receipt of a deal fee (not to exceed 1%) in a Business Combination sourced by Overseas Toys that does not otherwise qualify as a Related Party Transaction, or (viii) a management agreement between Overseas Toys and the surviving entity in a Business Combination that does not otherwise qualify as a Related Party Transaction, which management agreement would only be effective upon or following the consummation of the Business Combination and is on terms and conditions consistent with the past practices of affiliates of Overseas Toys but in no event less favorable to Simon than the management agreement previously in effect between Overseas Toys and Simon.

  •
  Dissolution and Liquidation; Qualified Offer.  Overseas Toys agreed that if Simon does not consummate a Business Combination on or before the Termination Date, Simon will be required to take the steps necessary to dissolve and liquidate if Overseas Toys has not consummated a Qualified Offer on or before the Termination Date. In the event that a letter of intent, agreement in principle or a definitive agreement to complete a Business Combination has not then been entered into by Simon, Overseas Toys may, in connection with the provisions of Section 4.C of Article XII of the Amended Charter, determine to commence a Qualified Offer, which must be consummated on or before the Termination Date. In the event that the officers of Simon are required to take the actions necessary to dissolve and liquidate Simon, Overseas Toys agreed to vote, and to cause its affiliates to vote, its Shares at all times for such dissolution and liquidation and otherwise to take commercially reasonable steps to support such officers' actions.

        Pursuant to the provisions of the Recapitalization Agreement and Article XII of the Amended Charter, upon the earlier to occur of (i) the consummation of the Offer, (ii) the consummation of a Business Combination, or (iii) the dissolution and liquidation of Simon after the Termination Date, the preceding covenants of Overseas Toys contained in the Recapitalization Agreement (as well as in the Amended Charter) will automatically terminate and be of no further force or effect.

        In connection with Overseas Toys' original purchase of the Preferred Stock, Overseas Toys and Simon entered into the Registration Rights Agreement, pursuant to which Overseas Toys has certain registration rights with respect to the resale of the Shares owned by Overseas Toys. Overseas Toys possesses an unlimited number of so-called "demand registration rights" to require Simon to use its best efforts to register the resale of these Shares at Simon's expense; however, Overseas Toys must sell in each demand registration at least the greater of 1,000,000 Shares or the remaining number of Shares then held by Overseas Toys. In addition, if Simon registers for the resale of Shares for Simon's account or for the account of its other stockholders, Simon also may have to include in the registration Shares held by Overseas Toys and to cover the expenses of such registration. Overseas Toys has an unlimited number of these so-called "piggyback registration rights."

Interests of Certain Persons in the Offer

  Interlocking Directors and Officers

        In considering the Offer and any position taken by Simon with respect to the Offer, stockholders should be aware that certain officers and directors of the Overseas Toys Parties and Simon have interests in the Offer which may present them with certain actual or potential conflicts of interest in determining the fairness of the Offer to Simon's stockholders unaffiliated with Overseas Toys or any of its affiliates. Currently, of the six directors of Simon, four—Ira Tochner, Brad Nugent, Greg Mays and Terry Wallock—are also current or former directors or executive officers of, or advisors to, other affiliates of the Overseas Toys Parties. Mr. Tochner is a partner of The Yucaipa Companies, a member of Multi-Accounts (one of the Overseas Toys Parties), a director of Allied Holdings, Inc. and trustee of Americold Realty Trust, all of which are affiliates of the Overseas Toys Parties. Mr. Nugent works at The Yucaipa Companies and is a director of AFA Foods, Inc., an affiliate of the Overseas Toys Parties. Mr. Mays serves as a director of The Great Atlantic and Pacific Tea Company, a company in which affiliates of the Overseas Toys Parties have a significant ownership interest. Mr. Wallock is also a director of The Great Atlantic and Pacific Tea Company. None of these individuals serves on the Special Committee established by Simon's Board with respect to the Offer, which consists entirely of the Independent Directors. The Overseas Toys Parties currently have no plans to alter or change the composition or size of the Board following the Offer.

  Employee Stock Options

        Certain officers and directors of Simon, hold vested employee stock options, which may be exercised in accordance with their terms and the Shares acquired thereby may be tendered in the Offer. We understand that 5,000 of the total of 60,000 of Simon's outstanding employee stock options are exercisable at prices higher than the Offer price. Accordingly, we do not expect the option holder of such out of the money options to exercise such options in connection with the Offer.

  Indemnification and Insurance

        The Overseas Toys Parties expect that all rights to indemnification, advancement of expenses and exculpation currently in effect in favor of the present and former directors or officers of Simon, as provided in the Amended Charter and Simon's amended and restated by-laws, currently in effect, with respect to matters occurring before the consummation of the Offer, will survive the consummation of the Offer and continue in full force and effect thereafter.

 THE TENDER OFFER

Section 1—Terms of the Offer; Expiration Date

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn by the Expiration Date in accordance with the procedures set forth in "—Section 4—Withdrawal Rights." The term "Expiration Date" means, 5:00 p.m. New York City time, on December 2, 2010, unless we have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

        We may waive any or all of the conditions to our obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, we may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. See "—Section 12—Conditions to the Offer."

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. We acknowledge that (i) the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in "—Section 12—Conditions to the Offer" without extending the period of time during which the Offer is open.

        We have the right to extend the Offer beyond the Expiration Date for any of the following reasons: (i) from time to time if, at the Expiration Date, any of the conditions to the Offer have not been satisfied or waived; or (ii) for any period required by any law, rule, regulation, interpretation, position or request (whether or not having the force of law) of the Commission or any period required by or advisable under any of the foregoing. The Offer does not provide for a subsequent offering period.

        In the event that all of the conditions to the Offer have not been satisfied or waived at the then-scheduled Expiration Date of the Offer, we may extend the expiration date of the Offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) the determination that such conditions are not reasonably capable of being satisfied.

        We will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all the conditions to the Offer are satisfied or waived on the Expiration Date. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If we are delayed in making payment for the Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "—Section 4—Withdrawal Rights." However, our ability to delay the payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. The requirement to extend the Offer may result in the Expiration Date occurring after December 31, 2010, which will not, pursuant to the terms of the Amended Charter, prevent Simon from being mandatorily liquidated. In such event, we will have the right to terminate the Offer. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

        We have Simon's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Simon's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Section 2—Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. If we desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, we will otherwise extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC (a "Book-Entry Confirmation") pursuant to the procedures set forth in "—Section 3—Procedures For Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary, as agent for the tendering stockholders, of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "—Section 3—Procedures For Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

        If, on or prior to the Expiration Date, we increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

        We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3—Procedures for Tendering Shares

        Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

  Book-Entry Transfer

        The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

  Signature Guarantees

        Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the NYSE Medallion Guarantee Program, the Stock Exchange Medallion Program or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery

        If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

            (i)  such tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission (for Eligible Institutions only) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer.

        The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and our interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the other Overseas Toys Parties, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification or for any such determination.

  Other Requirements

        By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints our designees as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Simon's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

        Our acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Section 4—Withdrawal Rights

        Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after December 31, 2010. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "—Section 3—Procedures For Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "—Section 3—Procedures For Tendering Shares" at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. None of us, the other Overseas Toys Parties, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5—Certain U.S. Federal Income Tax Considerations

        The following is a summary of the material United States federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, and does not address U.S. federal income tax considerations to holders of Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, holders of Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain holders of Shares that may be subject to special rules (including, without limitation, financial institutions, insurance companies, regulated investment companies, partnerships, S corporations, investors in partnerships and S corporations, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations, dealers in securities, and any person that actually or constructively owns equity in any of the Overseas Toys Parties). This discussion does not address the effect of any United States federal estate or gift tax laws, or any state, local, non-United States or other tax laws.

        If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer.

        Each holder of the Shares should consult its own tax advisor regarding the tax consequences of the Offer, including any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

  Consequences to U.S. Holders

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of the Shares that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect to be treated as a United States person for United States federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

          Sale of the Shares

        The sale of the Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received (including any cash withheld for tax purposes) and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by a non-corporate taxpayer generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. If the U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

  Consequences to Non-U.S. Holders

        For purposes of this discussion, a "Non-U.S. Holder" means a beneficial owner of the Shares that is, for U.S. federal income purposes, a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. Holder.

          Sale of the Shares

        Any gain realized upon the receipt of cash for Shares pursuant to the Offer by a Non-U.S. Holder will not be subject to United States federal income tax unless: (i) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is a nonresident alien individual that will be present in the United States for 183 days or more during the taxable year of the Offer, and certain other requirements are met, or (iii) the Shares constitute a "United States real property interest" for United States federal income tax purposes with respect to the Non-U.S. Holder by reason of the Company's status as a "United States real property holding corporation" (a "USRPHC") at any time within the shorter of the five-year period preceding the Offer or the Non-U.S. Holder's holding period for the Shares. The Company has not disclosed in its public filings that it is or has been a USRPHC. However, even if the Company is or has been a USRPHC, a Non-U.S. Holder would not be subject to United States federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of the Company's common stock.

        Unless an applicable income tax treaty provides otherwise, gain described in clause (i) of the preceding paragraph will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. Holders are urged to consult any applicable income tax treaties that may provide for different rules. Gain recognized by an individual Non-U.S. Holder described in clause (ii) of the preceding paragraph will be subject to United States federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States for United States federal income tax purposes).

  Backup Withholding Tax and Information Reporting

        Payment of proceeds with respect to the sale of the Shares pursuant to the Offer may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder's or Non-U.S. Holder's U.S. federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Section 6—Price Range of Shares; Dividends

        The Shares are not listed on a national security exchange and are principally traded on the over-the-counter market on the Pink Sheets under the symbol "SWWI.PK." The following table sets forth, for the quarters indicated, the high and low sales prices per Share quoted on the over-the-counter market on the Pink Sheets. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. Simon currently does not pay dividends and has not paid any dividend during the past two years. However, the Overseas Toys Parties may request that Simon's Board declare a special cash dividend to all holders of the Shares after completion of the offering. See "Special Factors—Plans for Simon after the Offer; Certain Effects of the Offer."

Calendar Year	High	Low
2008:
First Quarter	$0.43	$0.30
Second Quarter	$0.51	$0.30
Third Quarter	$0.45	$0.29
Fourth Quarter	$0.40	$0.15
2009:
First Quarter	$0.37	$0.17
Second Quarter	$0.35	$0.15
Third Quarter	$0.35	$0.15
Fourth Quarter	$0.35	$0.21
2010:
First Quarter	$0.51	$0.20
Second Quarter	$0.40	$0.20
Third Quarter	$0.35	$0.20
Fourth Quarter (through October 29, 2010)	$0.32	$0.24

        On October 13, 2010, the last full trading day prior to the public announcement that the Overseas Toys Parties intended to commence a Qualified Offer under the Amended Charter, there were no reported transactions in the Shares on the over-the-counter market on the Pink Sheets and the closing price was $0.24 per Share. On October 29, 2010, the last full trading day prior to the public announcement and commencement of the Offer, there were no reported transactions in the Shares on the over-the-counter market on the Pink Sheets and the closing price was $0.24 per Share.

Stockholders are urged to obtain a current market quotation for the Shares.

Section 7—Certain Information Concerning Simon

        The information concerning Simon contained in this Offer to Purchase has been taken from or based upon documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of the Overseas Toys Parties is responsible for the accuracy or completeness of the information contained in such documents and records, or for any failure by Simon to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Overseas Toys Parties, except to the extent required by law.

        The name, address, and telephone number of the subject company's principal executive offices are as follows:

  Simon Worldwide, Inc..
  5200 West Century Boulevard, Suite 420
  Los Angeles, CA 90045

  General

        According to Simon's public filings, prior to August 2001, Simon had been operating as a multi-national full-service promotional marketing company, specializing in the design and development of high-impact promotional products and sales promotions. Simon's major clients terminated their relationship with Simon as a result of the arrest of a former employee of Simon who subsequently pled guilty to embezzling winning game pieces from a client's promotional games administered by Simon. After August 2001, Simon concentrated its efforts on reducing its costs and settling numerous claims, contractual obligations and pending litigation. By April 2002, Simon had effectively eliminated a majority of its ongoing promotions business operations and was in the process of disposing of its assets and settling its liabilities related to the promotions business and defending and pursuing litigation with respect thereto. On May 3, 2002, Simon's registered shares of common stock were delisted by Nasdaq due to the fact that such shares were trading at a price below the minimum Nasdaq requirement. Simon no longer has any operating business.

  Financial Information

        The following table sets forth summary historical consolidated financial data for Simon as of and for each of the fiscal years ended December 31, 2008 and 2009 and the six month fiscal periods ended June 30, 2010, which has been excerpted or derived from the audited financial statements contained in Simon's annual report on Form 10-K for the fiscal year ended December 31, 2009 (the "Form 10-K") and the unaudited financial statements contained in Simon's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010 (the "Form 10-Q"). This data should be read in conjunction with the consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Simon with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below. The financial statements included as Item 8 of the Form 10-K and as Item 1 Part 1 of the Form 10-Q are hereby incorporated by reference in this Offer to Purchase. See "—Available Information" below. Simon historically has not reported a ratio of earnings to fixed charges and the Overseas Toys Parties have not attempted to calculate the ratio of earnings to fixed charges.

	Years Ending December 31,		Six Months Ended June 30,
(in 000s, except per share data)	2009	2008	2010	2009
Statement of Operations Data:
Revenues	$0	$0	$0	$0
Net Income/(loss) from continuing operations	(2,035)	(1,156)	(1,048)	(866)
Net Income/(Loss)	(2,116)	621	(1,128)	(947)
Net Income/(Loss) Available to Common Stockholders	(2,116)	19,330	(1,128)	(947)
Basic Earnings per Share:
From Continuing Operations	$(0.04)	$0.65	$(0.02)	$(0.02)
From Discontinuing Operations	$0.00	$0.07	$0.00	$0.00
Net Income/(Loss) per share available to Common Stockholders	$(0.04)	$0.72	$(0.02)	$(0.02)
Book Value per Share(1)	$0.27	$0.31	$0.24	$0.29
Diluted Earnings per Share:
From Continuing Operations	$(0.04)	$0.62	$(0.02)	$(0.02)
From Discontinuing Operations	$0.00	$0.06	$0.00	$0.00
Net Income/(Loss) per share available to Common Stockholders	$(0.04)	$0.68	$(0.02)	$(0.02)
Balance Sheet Data (at end of period):
Cash and Cash Equivalents	14,567	16,576	12,295	15,909
Working Capital	14,152	16,166	11,823	15,287
Total Assets	15,443	17,946	13,098	16,765
Total Liabilities	768	1,024	808	919
Stockholders' Equity	14,675	16,922	12,290	15,846

(1)
Book value per Share is not a term defined by generally accepted accounting principles. Book value per Share is calculated by dividing stockholders' equity by the number of Shares outstanding.

  Available Information

        The Shares are registered under the Exchange Act. Simon is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Simon's filings are also available to the public on the Commission's Web site (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Room of the Commission at 100 F Street, N.W., Washington, D.C. 20549, upon payment of the Commission's customary fees.

Section 8—Certain Information Concerning the Overseas Toys Parties

        The principal business of OA3 and Multi-Accounts is acquiring, investing in and/or managing companies. The principal business of Overseas Toys is investing in the Shares. The present principal occupation or employment of Burkle is acquiring, investing in, selling and managing a variety of companies. Burkle accomplishes these tasks through a variety of partnerships and limited liability companies which are often referred to as "The Yucaipa Companies."

        The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers, as applicable, of each of the Overseas Toys Parties and certain other information is set forth in Schedule A hereto.

        As of the date hereof, we own 37,940,756 Shares, or 75.0% of Simon's outstanding common stock, which may cause us and the other Overseas Toys Parties to be deemed affiliates of Simon.

Section 9—Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements. We will need approximately $3.8 million to purchase all Shares not owned by us pursuant to the Offer and to pay related fees and expenses. Overseas Toys anticipates that it will obtain all funds required to purchase all Shares validly tendered and not withdrawn in the Offer from Burkle, whom Overseas Toys anticipates will (i) obtain such amounts from personal funds and (ii) contribute such funds to Overseas Toys as a capital contribution.

Section 10—Possible Effects of the Offer on the Market for the Shares

  Effect on the Market for the Shares

        The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotations

        The Shares are not listed on a national securities exchange. The Shares are currently traded on the over-the counter market on the Pink Sheets, which constitutes the principal trading market for the Shares. We do not expect that our purchase of Share pursuant to the Offer will make the Shares ineligible to be traded over-the-counter on the Pink Sheets, however, the extent of the public market for the Shares and availability of such quotations would depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors.

  Registration under the Exchange Act

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Simon to the Commission if the Shares are not listed on a national securities exchange, as they currently are not, and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by Simon to holders of Shares and to the Commission. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings, no longer applicable to the Shares. In addition, "affiliates" of Simon and persons holding "restricted securities" of Simon may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act if registration of the Shares under the Exchange Act were terminated.

        We do not currently intend to request or otherwise cause Simon to terminate the registration of the Shares under the Exchange Act after the purchase of Shares pursuant to the Offer, irrespective of whether the requirements for termination of registration are met.

Section 11—Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Overseas Toys has retained BNY Mellon Shareowner Services (the "Information Agent" or the "Depositary"), as the Information Agent and the Depositary, in connection with the Offer. The

Information Agent may contact holders of Shares by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

        As compensation for acting as Information Agent and Depositary in connection with the Offer, BNY Mellon Shareowner Services will receive reasonable and customary compensation for its services and will also be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

        The following is an estimate of fees and expenses to be incurred by us in connection with the Offer (in thousands):

Filing Fees	$1
Depositary/Information Agent Fees	$15
Advertising	$50
Legal, Printing and Miscellaneous	$275

Total:	$341

        In addition, Simon will incur its own expenses in connection with the Offer.

Section 12—Conditions to the Offer

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time in our sole discretion, we shall not be required to accept for payment, purchase or pay for, subject to any applicable rule and regulation of the Commission, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time on or after November 1, 2010 and prior to the time of payment for any such Shares, any of the following events shall occur:

          (a)   there shall be pending an order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer in connection with a suit, claim or action filed by a private (non-governmental) third-party;

          (b)   there shall (A) be threatened or pending any suit, claim, action, proceeding, hearing, notice of violation, demand letter or an investigation initiated, filed or conducted, (B) be any statute, rule, regulation, judgment, order, injunction, requirement, or request (whether or not having force of law) applicable to the Offer, rendered applicable to the Offer, promulgated, entered, enforced, enacted, delivered or issued by any domestic, federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which, in the case of (A) or (B), (i) seeks to prohibit or impose any material limitations on any Overseas Toys Party's ownership, control or operation of all or a material portion of the businesses or assets of Simon, (ii) seeks to prohibit or make illegal the acceptance for payment, payment for or the purchase of Shares or the consummation of the Offer, (iii) in the judgment of the Overseas Toys Parties is likely to delay or otherwise restrict our ability, or render us unable, or make it impracticable for us, to accept for payment, pay for or purchase some or all of the Shares on or before December 31, 2010 or otherwise prevents or restricts, or seeks to prevent or restrict, our ability to consummate the Offer on or before December 31, 2010, (iv) seeks to impose material limitations on any Overseas Toys Party's ability effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Simon's stockholders, (v) seeks to require material divestiture by any Overseas Toys Party or their affiliates of Shares, (vi) seeks to compel any Overseas Toys Party, their affiliates, or Simon to dispose of material portions of the business, assets or properties of Simon, any Overseas Toys party or their affiliates or (vii) challenges or seeks to enjoin or prohibit (or seeks damages for) the acquisition by any Overseas Toys Party of the Shares;

          (c)   pursuant to applicable law or regulation, or pursuant to any requirement or request (whether or not having the force of law) of the Commission, Overseas Toys shall be required to, or determine it is advisable to, extend the Offer to a date that is after December 31, 2010;

          (d)   there occurs (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, (ii) any decline in any of the Dow Jones Industrial Average, the S&P 500 Index or the NASDAQ-100 Index by an amount in excess of 15%, measured from November 1, 2010, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of Simon, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any extraordinary limitation by any governmental authority that affects the extension of credit in the United States, (vi) the commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of U.S. financial institutions to extend credit or closes the capital markets, or (viii) in the case of any of the foregoing existing on November 1, 2010, a material acceleration or worsening thereof; or

          (e)   Simon (as directed by the Special Committee) and the Overseas Toys Parties shall have agreed that Overseas Toys shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

        The foregoing conditions are for our and our affiliates' sole benefit (other than Simon) and may be asserted by us, in whole or in part, at any time and from time to time in our sole discretion. The failure by us at any time to exercise our rights under such conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

        Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Section 13—Certain Legal Matters

  Regulatory Approval

        Except as described in this section, based on a review of publicly available filings by Simon with the Commission and a review of certain information furnished by Simon to the Overseas Toys Parties in the normal course of their business dealings, we are not aware of any license, franchise or regulatory permit that is material to the business of Simon and that would be materially adversely affected by our acquisition of Shares pursuant to the Offer, or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the purchase of Shares pursuant to the Offer or of our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "—State Takeover Laws." While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Simon's business or that certain parts of Simon's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we may decline to accept for payment or pay for any Shares tendered.

  State Takeover Laws

        Some states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit.

        Simon is incorporated under the laws of the State of Delaware. Generally, Section 203 of the Delaware General Corporation Law ("Section 203") prevents, among other things, an "interested stockholder" (defined to include a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation that is not exempted from Section 203 for a period of three years following the date such person became an interested stockholder unless, among other alternatives, the board of directors of the corporation approves the business combination, or the transaction which resulted in the stockholder becoming an interested stockholder, prior to the date the person becomes an interested stockholder. We do not believe that Section 203 would apply to the Offer because, among other reasons (a) the Shares are not listed on a national securities exchange and we believe they are held by fewer than 2,000 holders of record, neither of which resulted from any action taken, directly or indirectly, by any of the Overseas Toys Parties, (b) Simon's board of directors approved in advance the 1999 transaction in which we believe Overseas Toys became an "interested stockholder" and (c) we believe that Overseas Toys became an "interested stockholder" of Simon for purposes of Section 203 in 1999 when it first purchased the Preferred Stock, which was more than three years ago. The foregoing description is not, and does not purport to be, a complete summary of the relevant provisions of Section 203.

        Simon may be deemed to conduct business in the State of California and other states. We have not determined whether any California or other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, we have not presently sought to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approval from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer beyond December 31, 2010, which would result in the failure of the condition that the Offer be consummated on or before December 31, 2010. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered. See "—Section 12—Conditions to the Offer."

  Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Overseas Toys presently beneficially owns in excess of 50% of Simon's outstanding voting securities. Although this transaction is not subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of any of the Overseas Toys Parties or Simon. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares pursuant to the Offer will result in a violation of any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Section 14—Miscellaneous

        The Offer is being made to all holders of Shares other than Overseas Toys. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Overseas Toys Parties not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the Commission a tender offer statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, including the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in "—Section 7—Certain Information Concerning Simon."

Overseas Toys, L.P.

November 1, 2010

 SCHEDULE A

        Multi-Accounts, LLC, a California limited liability company ("Multi-Accounts") is the sole general partner of Overseas Toys, L.P. ("Overseas Toys"). Overseas Toys has no executive officers or directors. The business address and phone number of Overseas Toys is Overseas Toys, L.P., c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, (310) 789-7200.

        OA3, LLC, a California limited liability company ("OA3"), is the managing member of Multi-Accounts. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of Multi-Accounts are set forth below. The business address and phone number of Multi-Accounts and each such executive officer is Multi-Accounts, LLC, c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, (310) 789-7200. All executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Robert P. Bermingham	Mr. Bermingham is the General Counsel of The Yucaipa Companies LLC. Mr. Bermingham has been the General Counsel of The Yucaipa Companies LLC for more than the past five years.

        Ronald W. Burkle, an individual ("Burkle"), is the managing member of OA3, LLC. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of OA3 are set forth below. The business address and phone number of OA3 and each such executive officer is OA3, LLC, c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, (310) 789-7200. All executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Ronald W. Burkle	Mr. Burkle is the founder and managing partner of The Yucaipa Companies LLC. He has been the managing partner of The Yucaipa Companies LLC for more than the past five years.
Robert P. Bermingham	Mr. Bermingham is the General Counsel of The Yucaipa Companies LLC. Mr. Bermingham has been the General Counsel of The Yucaipa Companies LLC for more than the past five years.

        Burkle is a United States citizen and is the founder and managing partner of The Yucaipa Companies LLC. He has been the managing partner of The Yucaipa Companies LLC for more than the past five years. The business address and phone number of Burkle is Ronald W. Burkle, c/o The Yucaipa Companies, 9130 West Sunset Boulevard, Los Angeles, California 90069, (310) 789-7200.

        During the last five years, to the best knowledge of each of Overseas Toys, Multi-Accounts, OA3 and Burkle, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

A-1

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each Simon stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

        Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent and Depositary for the Offer is:

By Telephone: 9:00 a.m. to 7:00 p.m., New York City time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:
 1-800-777-3674

By Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	By Overnight Courier, Hand or Registered Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd—Mail Reorg Jersey City, NJ 07310

By Facsimile Transmission (for Eligible Institutions only): 201-680-4626

Confirm by Telephone: 201-680-4860

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE TENDER OFFER
SCHEDULE A